Exhibit 10.1

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of April 22, 2005

among

FERRELLGAS, L.P.

as the Borrower,

FERRELLGAS, INC.

as the General Partner of the Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent and Swing Line Lender,

and

The Lenders and L/C Issuers Party Hereto

BANC OF AMERICA SECURITIES LLC,

as

Co-Lead Arranger and Sole Book Manager

J.P. MORGAN SECURITIES INC.,

as

Co-Lead Arranger

WELLS FARGO BANK, N.A.,

and

BNP PARIBAS,

as

Co-Documentation Agents

JPMORGAN CHASE BANK, NA,

as

Syndication Agent

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TABLE OF CONTENTS

SECTION		PAGE
ARTICLE	I. DEFINITIONS AND ACCOUNTING TERMS	1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	29
1.03	Accounting Terms	30
1.04	Rounding	31
1.05	References to Agreements and Laws	31
1.06	Times of Day	31
1.07	Letter of Credit Amounts	31

ARTICLE	II. THE COMMITMENTS AND CREDIT EXTENSIONS	31
2.01	Committed Loans	31
2.02	Borrowings, Conversions and Continuations of Committed Loans	32
2.03	Letters of Credit	34
2.04	Swing Line Loans	42
2.05	Prepayments	45
2.06	Termination or Reduction of Commitments	46
2.07	Repayment of Loans	47
2.08	Interest	47
2.09	Fees	48
2.10	Computation of Interest and Fees	48
2.11	Evidence of Debt	48
2.12	Payments Generally; Administrative Agent’s Clawback	49
2.13	Sharing of Payments	51
2.14	Extension of Maturity Date	51

ARTICLE	III. TAXES, YIELD PROTECTION AND ILLEGALITY	52
3.01	Taxes	52
3.02	Illegality	55
3.03	Inability to Determine Rates	55
3.04	Increased Costs; Reserves on Eurodollar Rate Loans	55
3.05	Compensation for Losses	57
3.06	Mitigation Obligations; Replacement of Lenders	57
3.07	Survival	58

ARTICLE	IV. CONDITIONS PRECEDENT TO Credit Extensions	58
4.01	Conditions of Initial Credit Extension	58
4.02	Conditions to all Credit Extensions	59

ARTICLE	V. REPRESENTATIONS AND WARRANTIES	60
5.01	Existence, Qualification and Power; Compliance with Laws	60
5.02	Authorization; No Contravention	60
5.03	Governmental Authorization; Other Consents	61
5.04	Binding Effect	61
5.05	Financial Statements; No Material Adverse Effect	61
5.06	Litigation	62
5.07	No Default	62
5.08	Ownership of Property; Liens	62
5.09	Environmental Compliance	62
5.10	ERISA Compliance	62
5.11	Subsidiaries	63
5.12	Margin Regulations; Investment Company Act; Public Utility Holding Company Act	63
5.13	Disclosure	64
5.14	Compliance with Laws	64
5.15	Intellectual Property; Licenses, Etc	64

ARTICLE	VI. AFFIRMATIVE COVENANTS	64
6.01	Financial Statements	64
6.02	Certificates; Other Information	66
6.03	Notices	68
6.04	Preservation of Existence, Etc	68
6.05	Maintenance of Properties	68
6.06	Maintenance of Insurance	68
6.07	Compliance with Laws	69
6.08	Books and Records	69
6.09	Inspection Rights	69
6.10	Environmental Laws	69
6.11	Designations With Respect to Subsidiaries	69

ARTICLE	VII. NEGATIVE COVENANTS	71
7.01	Liens	71
7.02	Asset Sales	73
7.03	Fundamental Changes	74
7.04	Acquisitions	75
7.05	Limitation on Indebtedness	76
7.06	Transactions with Affiliates	76
7.07	Use of Proceeds	77
7.08	Use of Proceeds – Ineligible Securities	77
7.09	Restricted Payments	78
7.10	Prepayment of Subordinated Indebtedness	80
7.11	Dividend and Other Payment Restrictions Affecting Subsidiaries	80
7.12	Change in Business	81
7.13	Accounting Changes	81
7.14	Limitation on Sale and Leaseback Transactions	81
7.15	Amendments of Organization Documents or Certain Debt Agreements	81
7.16	Operations through Restricted Subsidiaries	81
7.17	Financial Covenants	82

ARTICLE	VIII. EVENTS OF DEFAULT AND REMEDIES	83
8.01	Events of Default	83
8.02	Remedies Upon Event of Default	85
8.03	Application of Funds	86

ARTICLE	IX. ADMINISTRATIVE AGENT	87
9.01	Appointment and Authorization of Administrative Agent	87
9.02	Rights as a Lender	87
9.03	Exculpatory Provisions	87
9.04	Reliance by Administrative Agent	88
9.05	Delegation of Duties	88
9.06	L/C Issuers	88
9.07	Resignation of Administrative Agent	89
9.08	Non-Reliance on Administrative Agent and Other Lenders	90
9.09	No Other Duties, Etc	90
9.10	Administrative Agent May File Proofs of Claim	90
9.11	Collateral and Guaranty Matters	91

ARTICLE	X. MISCELLANEOUS	91
10.01	Amendments, Etc	91
10.02	Notices and Other Communications; Facsimile Copies	93
10.03	No Waiver; Cumulative Remedies	95
10.04	Expenses; Indemnity; Damage Waiver	95
10.05	Payments Set Aside	97
10.06	Successors and Assigns	97
10.07	Treatment of Certain Information; Confidentiality	101
10.08	Right of Setoff	102
10.09	Interest Rate Limitation	102
10.10	Counterparts; Integration; Effectiveness	102
10.11	Survival of Representations and Warranties	102
10.12	Severability	103
10.13	Replacement of Lenders	103
10.14	Governing Law	104
10.15	Waiver of Jury Trial	104
10.16	USA PATRIOT Act Notice	105
10.17	Ratification of Agreements	105

SCHEDULES

2.01	Commitments and Pro Rata Shares
5.05	Additional Financial Disclosures
5.11	Subsidiaries and Other Equity Investments
7.01	Existing Liens
7.05	Existing Indebtedness
7.10	Subordination Provisions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

A	Committed Loan Notice
B	Swing Line Loan Notice
C	Note
D	Compliance Certificate
E	Assignment and Assumption
F	Form of Opinion

068800 000057 DALLAS 1872243.4	iv

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of April 22, 2005, among FERRELLGAS, L.P., a Delaware limited partnership (the “Borrower”), FERRELLGAS, INC., a Delaware corporation and sole general partner of the Borrower (the “General Partner”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), each letter of credit issuer from time to time party hereto (collectively, the “L/C Issuers”), BANK OF AMERICA, N.A., as Administrative Agent and Swing Line Lender, Wells Fargo Bank, N.A. and BNP Paribas, as Co-Documentation Agents, and JPMorgan Chase Bank, NA, as Syndication Agent.

R E C I T A L S

WHEREAS, the Borrower, the General Partner, certain of the Lenders and the Administrative Agent are parties to the Existing Credit Agreement (as defined below), pursuant to which the Lenders have made revolving credit loans to the Borrower and have issued or participated in letters of credit for the account of the Borrower; and

WHEREAS, the Borrower has requested that (i) the Committed Loans outstanding under the Existing Credit Agreement and the Existing Letters of Credit (as defined below) outstanding under the Existing Credit Agreement be continued as Committed Loans and Letters of Credit under this Agreement, the proceeds of which are to be used by the Borrower for the purposes described hereinbelow, and (ii) the Existing Credit Agreement otherwise be amended and restated in its entirety as set forth below in this Agreement; and

WHEREAS, the Banks are willing, on and subject to the terms and conditions set forth in this Agreement, to amend and restate the terms of the Existing Credit Agreement and to extend credit under this Agreement as more particularly hereinafter set forth.

ACCORDINGLY, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01      Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“1998 Fixed Rate Senior Notes” means, collectively, (a) the $109,000,000 6.99% Senior Notes, Series A, due August 1, 2005, (b) the $37,000,000 7.08% Senior Notes, Series B, due August 1, 2006, (c) the $52,000,000 7.12% Senior Notes, Series C, due 2008, (d) the $82,000,000 7.24% Senior Notes, Series D, due August 1, 2010 and (e) the $70,000,000 7.42% Senior Notes, Series E, due August 1, 2013, in each case issued by the Borrower pursuant to the 1998 Note Purchase Agreement.

“1998 Note Purchase Agreement” means the Note Purchase Agreement, dated as of July 1, 1998, among the Borrower and the Purchasers named therein, pursuant to which the 1998 Fixed Rate Senior Notes were issued.

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“2000 Fixed Rate Senior Notes” means, collectively, (a) the $21,000,000 8.68% Senior Notes, Series A, due August 1, 2006, (b) the $90,000,000 8.78% Senior Notes, Series B, due August 1, 2007 and (c) the $73,000,000 8.87% Senior Notes, Series C, due August 1, 2009, in each case issued by the Borrower pursuant to the 2000 Note Purchase Agreement.

“2002 MLP Indenture” means the Indenture dated as of September 24, 2002, among Ferrellgas Partners, L.P. Ferrellgas Partners Finance Corp. and U.S. Bank, N.A., pursuant to which the 2002 MLP Notes were issued.

“2000 Note Purchase Agreement” means the Note Purchase Agreement, dated as of February 1, 2000, among the Borrower and the Purchasers named therein, pursuant to which the 2000 Fixed Rate Senior Notes were issued.

“2002 MLP Senior Notes” means the $170,000,000 8 3/4% Senior Notes due June 15, 2012, issued by Ferrellgas Partners, L.P. and by Ferrellgas Partners Finance Corp. pursuant to the 2002 MLP Indenture.

“Accounts Receivable Securitization” shall mean a financing arrangement involving the transfer or sale of accounts receivable of the Borrower in the ordinary course of business through one or more SPEs, the terms of which arrangement do not impose (a) any recourse or repurchase obligations upon the Borrower or any Affiliate of the Borrower (other than any such SPE) except to the extent of the breach of a representation or warranty by the Borrower in connection therewith or (b) any negative pledge or Lien on any accounts receivable or other assets not actually transferred to any such SPE in connection with such arrangement.

“Acquired Debt” means, with respect to any specified Person, (a) Indebtedness or Synthetic Lease Obligations of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, including Indebtedness or Synthetic Lease Obligations incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person and (b) Indebtedness or Synthetic Lease Obligations encumbering any asset acquired by such specified Person.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests or equity of any Person or otherwise causing any Person, to become a Subsidiary of the acquiring Person, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary of the acquiring Person) provided that the Borrower or the Subsidiary of the acquiring entity is the surviving Person.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

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“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 25% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent. No Lender shall be deemed an Affiliate of the Borrower by reason of the relationships established and granted by this Agreement.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Applicable Rate” means the following percentages per annum, based upon the Pricing Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate
Pricing Level	Pricing Ratio	Applicable Rate for Eurodollar Rate Loans is:	Applicable Rate for commercial Letters of Credit is:	Applicable Rate for standby Letters of Credit is:	Applicable Rate for Commitment Fees is:
1	‹=2.75:1	1.50%	0.875%	1.50%	.375%
2	›2.75:1 ‹=3.25:1	1.75%	1.00%	1.75%	.375%
3	›3.25:1 but ‹=3.75:1	2.00%	1.125%	2.00%	.375%
4	›3.75:1 but ‹=4.25:1	2.25%	1.25%	2.25%	.500%
5	›4.25:1	2.50%	1.375%	2.50%	.500%

The appropriate Applicable Rate stated above is added to the Eurodollar Rate, as provided herein, to determine the interest rate payable on the Loans, and the appropriate Applicable Rate stated above is used, as provided herein, to calculate Letter of Credit fees and commitment fees. Any increase or decrease in the Applicable Rate resulting from a change in the Pricing Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then until such Certificate is so delivered Pricing Level 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered. The Applicable Rate in effect from the Closing Date through the date on which the first Compliance Certificate is delivered pursuant to Section 6.02(b) shall be determined based upon Pricing Level 3.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

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“Arranger” means Banc of America Securities LLC, in its capacity as co-lead arranger and sole book manager.

“Asset Sale” has the meaning specified in Section 7.02.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended July 31, 2004, and the related consolidated statements of income or operations, partners’ capital and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Available Cash” has the meaning given to such term in the Partnership Agreement, as amended to and including April 7, 2004, provided, that (a) Available Cash shall not include any Net Proceeds of Asset Sales in excess of an aggregate amount of $10,000,000 in respect of Asset Sales made during any fiscal year of Borrower, (b) investments, loans and other contributions to a Non-Recourse Subsidiary, Unrestricted Subsidiary or Joint Venture are to be treated as “cash disbursements” when made for purposes of determining the amount of Available Cash and (c) cash receipts of a Non-Recourse Subsidiary, Unrestricted Subsidiary or Joint Venture shall not constitute cash receipts of the Borrower for purposes of determining the amount of Available Cash until cash is actually distributed by such Non-Recourse Subsidiary, Unrestricted Subsidiary or Joint Venture to the Borrower or a Restricted Subsidiary.

“Bank of America” means Bank of America, N.A. and its successors.

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“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Blue Rhino Acquisition” means the Borrower’s acquisition of Blue Rhino Corporation (“Blue Rhino”) under the terms of the Agreement and Plan of Merger dated as of February 8, 2004 among FCI Trading Corp., Diesel Acquisition LLC, Ferrell Companies, Inc., and Blue Rhino.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Interests” means (a) with respect to any corporation, any and all shares, participations, rights or other equivalent interests in the capital of the corporation, (b) with respect to any partnership or limited liability company, any and all partnership interests (whether general or limited) or limited liability company interests, respectively, and other interests or participations that confer on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership or limited liability company, and (c) with respect to any other Person, ownership interests of any type in such Person.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means (a) United States dollars, (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than eighteen months from the date of acquisition,

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(c) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any Lender or with any other domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of “B” or better, (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) entered into with any financial institution meeting the qualifications specified in clause (c) above, (e) commercial paper or direct obligations of a Person, provided such Person has publicly outstanding debt having the highest short-term rating obtainable from Moody’s or S&P and provided further that such commercial paper or direct obligation matures within 270 days after the date of acquisition, and (f) investments in money market funds all of whose assets consist of securities of the types described in the foregoing clauses (a) through (e).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means (a) the sale, lease, conveyance or other disposition of all or substantially all of the Borrower’s assets to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than James E. Ferrell, the Ferrell Related Parties and any Person of which James E. Ferrell and the Ferrell Related Parties beneficially own in the aggregate 51% or more of the voting Capital Interests (or if such Person is a partnership, 51% or more of the general partner interests), (b) the liquidation or dissolution of the Borrower or the General Partner, (c) the occurrence of any transaction, the result of which is that James E. Ferrell and the Ferrell Related Parties beneficially own in the aggregate, directly or indirectly, less than 51% of the total voting power entitled to vote for the election of directors of the General Partner and (d) the occurrence of any transaction, the result of which is that the General Partner is no longer the sole general partner of the Borrower.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01 (or, in the case of Section 4.01(b), waived by the Person entitled to receive the applicable payment).

“Code” means the Internal Revenue Code of 1986, as from time to time amended, and the regulations promulgated thereunder.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Eurodollar Rate Loans which are Committed Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01(a).

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrower pursuant to Section 2.01(a), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party

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hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Loan” has the meaning specified in Section 2.01(a).

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Commodity Risk Management Policy” means the Commodity Risk Management Policy of the Borrower, the General Partner and the MLP, as in effect from time to time in compliance herewith.

“Commodity Swap” means (a) any and all commodity swaps, commodity options, forward commodity contracts, commodity cap, floor or collar transactions, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement relating to any of the kinds of transactions in the preceding clause (a) (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Cash Flow” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following, to the extent deducted in calculating such Consolidated Net Income: (i) any extraordinary loss (including expenses related to the early extinguishment of Indebtedness) plus any net loss realized in connection with an asset sale, (ii) the provision for taxes based on income or profits of the Borrower and the Restricted Subsidiaries, (iii) the Consolidated Interest Expense for such period, whether paid or accrued (including amortization of original issue discount, non-cash interest payments and the interest component of any payments associated with Capital Lease Obligations and net payments (if any) pursuant to Hedging Obligations), to the extent such expense was deducted in computing Consolidated Net Income, and (iv) the depreciation and amortization charges (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), plus (b) non-cash employee compensation expenses of the Borrower and the Restricted Subsidiaries, plus (c) the Synthetic Lease Principal Component of the Borrower and the Restricted Subsidiaries, in each case, with respect to the foregoing clauses (a) through (c), for such period without duplication on a consolidated basis and determined in accordance with GAAP.

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“Consolidated Interest Expense” means, with respect to the Borrower and the Restricted Subsidiaries for any period, on a consolidated basis, the sum of (a) all interest, fees (including Letter of Credit fees), charges and related expenses paid or payable (without duplication) by the Borrower and the Restricted Subsidiaries for that fiscal period to the Lenders hereunder or to any other lender in connection with borrowed money or the deferred purchase price of assets that are considered “interest expense” under GAAP, plus (b) the portion of rent paid or payable (without duplication) by the Borrower and the Restricted Subsidiaries for that period under Capital Lease Obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13, on a consolidated basis, plus (c) the Synthetic Lease Interest Component of the Borrower and the Restricted Subsidiaries for that fiscal period.

“Consolidated Net Income” means, for any period, for the Borrower and the Restricted Subsidiaries on a consolidated basis, the Net Income of the Borrower and the Restricted Subsidiaries (excluding extraordinary gains but including extraordinary losses) for that period; provided that (a) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the Borrower or a Wholly-Owned Subsidiary of the Borrower, (b) the Net Income of any Person that is a Restricted Subsidiary (other than a Wholly-Owned Subsidiary) shall be excluded to the extent that dividends and distributions of that net income are not at the date of determination permitted by the terms of its charter or any judgment, decree, order, statute, rule, contract or other prohibition, (c) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded except to the extent otherwise includable under clause (a) above, and (d) the cumulative effect of a change in accounting principles shall be excluded.

“Consolidated Net Worth” means, as of any date of determination, for the Borrower and the Restricted Subsidiaries on a consolidated basis, the sum of (a) the consolidated equity of the common shareholders or partners of the Borrower and the Restricted Subsidiaries as of such date, plus (b) the respective amounts reported on the balance sheet of the Borrower and the Restricted Subsidiaries as of such date with respect to any series of preferred stock (other than Disqualified Interests) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by the Borrower and the Restricted Subsidiaries upon issuance of such preferred stock, minus the sum of (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the Closing Date in the book value of any asset owned by the Borrower and the Restricted Subsidiaries, (y) all Investments as of such date in unconsolidated Subsidiaries and in Persons that are not Restricted Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

“Contingent Obligation” means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse: (a) under any Guarantee; (b) with respect to any Surety Instrument (other than any Letter of Credit) issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of,

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another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made or tendered, or such services are ever performed or tendered; or (d) in respect of any Hedging Obligation. The amount of any Contingent Obligation shall, in the case of any Guarantee, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations, shall be equal to the maximum reasonably anticipated liability in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws, and (b) when used with respect to Letter of Credit fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Committed Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a proceeding under any Debtor Relief Law.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

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“Disqualified Interests” means any Capital Interests which, by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable), or upon the happening of any event, mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to April 30, 2007.

“Dollars,” “dollars” and “$” mean lawful money of the United States.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, each L/C Issuer and the Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interest” means Capital Interests and all warrants, options or other rights to acquire Capital Interests (but excluding any debt security that is convertible into, or exchangeable for, Capital Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower or with the General Partner within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in

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reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Base Rate” has the meaning set forth in the definition of Eurodollar Rate.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate 1.00 – Eurodollar Reserve Percentage

where “Eurodollar Base Rate” means, for such Interest Period:

(a)        the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (Londtime) two Business Days prior to the first day of such Interest Period, or

(b)        if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c)        if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

“Eurodollar Rate Loan” means a Committed Loan that bears interest at a rate based on the Eurodollar Rate.

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“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).

“Existing Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement dated as of December 10, 2002, as supplemented or amended to the date hereof, among the Borrower, the General Partner, Bank of America, N.A., as agent, and a syndicate of lenders.

“Existing Indebtedness” means Indebtedness and Synthetic Lease Obligations of the Borrower and its Subsidiaries (other than the Obligations) and certain Indebtedness of the General Partner with respect to which the Borrower has assumed the General Partner’s repayment obligations, in each case in existence on the Closing Date and as more fully set forth on Schedule 7.05.

“Existing Letters of Credit” means the letters of credit issued pursuant to the Existing Credit Agreement that are outstanding on the date hereof.

“FCI ESOT” means the employee stock ownership trust of Ferrell Companies, Inc. organized under Section 4975(e)(7) of the Code.

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“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated April 22, 2005, among the Borrower, the General Partner, the Administrative Agent and the Arranger.

“Ferrell Related Parties” means collectively (a) the spouse or any lineal descendant of James E. Ferrell, (b) any trust for his benefit or for the benefit of his spouse or any such lineal descendants, (c) any corporation, partnership or other entity in which James E. Ferrell and/or such other Persons referred to in the foregoing clauses (a) and (b) are the direct record and beneficial owners of all of the voting and nonvoting Equity Interests, (d) the FCI ESOT, (e) any participant in the FCI ESOT whose ESOT account has been allocated shares of Ferrell Companies, Inc, (f) Ferrell Companies, Inc., as long as it is controlled by, and is at least seventy five percent (75%) owned by, any Persons described in the preceding clauses (a) through (e) or (g) any wholly-owned Subsidiary of Ferrell Companies, Inc., as long as it is controlled by, and is at least seventy five percent (75%) owned by, any Persons described in the preceding clauses (a) through (e).

“Ferrellgas Partners Finance Corp.” means Ferrellgas Partners Finance Corp., a Delaware corporation and a Wholly-Owned Subsidiary of the MLP.

“Fixed Charge Coverage Ratio” means, with respect to the Borrower and the Restricted Subsidiaries for any period, the ratio of Consolidated Cash Flow for such period to Fixed Charges for such period. In the event that the Borrower or any of the Restricted Subsidiaries (a) incurs, assumes or guarantees any Indebtedness or Synthetic Lease Obligations (other than revolving credit borrowings including, with respect to the Borrower, the Loans) or (b) redeems or repays any Indebtedness or Synthetic Lease Obligations (other than revolving credit borrowings that are properly classified as a current liability for GAAP including, with respect to the Borrower, the Loans to the extent that such Loans are so classified and excluding, regardless of classification, any Loans or other Indebtedness or Synthetic Lease Obligations the proceeds of which are used for Acquisitions or Growth Related Capital Expenditures), in any case subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date of the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Fixed Charge Ratio Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption or repayment of Indebtedness or Synthetic Lease Obligations, as if the same had occurred at the beginning of the applicable reference period. The foregoing calculation of the Fixed Charge Coverage Ratio shall also give pro forma effect to Acquisitions (including all mergers and consolidations), Asset Sales and other dispositions and discontinuances of

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businesses or assets that have been made by the Borrower or any of the Restricted Subsidiaries during the reference period or subsequent to such reference period and on or prior to the Fixed Charge Ratio Calculation Date assuming that all such Acquisitions, Asset Sales and other dispositions and discontinuances of businesses or assets had occurred on the first day of the reference period; provided, however, that with respect to the Borrower and the Restricted Subsidiaries, (a) Fixed Charges shall be reduced by amounts attributable to businesses or assets that are so disposed of or discontinued only to the extent that the obligations giving rise to such Fixed Charges would no longer be obligations contributing to the Fixed Charges of the Borrower or the Restricted Subsidiaries subsequent to Fixed Charge Ratio Calculation Date and (b) Consolidated Cash Flow generated by an acquired business or asset of the Borrower or the Restricted Subsidiaries shall be determined by the actual gross profit (revenues minus costs of goods sold) of such acquired business or asset during the immediately preceding number of full fiscal quarters as are in the reference period minus the pro forma expenses that would have been incurred by the Borrower and the Restricted Subsidiaries in the operation of such acquired business or asset during such period computed on the basis of (i) personnel expenses for employees retained by the Borrower and the Restricted Subsidiaries in the operation of the acquired business or asset and (ii) non-personnel costs and expenses incurred by the Borrower and the Restricted Subsidiaries on a per gallon basis in the operation of the Borrower's business at similarly situated Borrower facilities.

“Fixed Charges” means, with respect to the Borrower and the Restricted Subsidiaries for any period, the sum, without duplication, of (a) Consolidated Interest Expense for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discounts, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations and net payments (if any) pursuant to Hedging Obligations permitted under this Agreement), (b) commissions, discounts and other fees and charges incurred with respect to letters of credit, (c) any interest expense on Indebtedness of another Person that is guaranteed by the Borrower and the Restricted Subsidiaries or secured by a Lien on assets of any such Person, and (d) the product of (i) all cash dividend payments on any series of preferred stock of the Borrower and the Restricted Subsidiaries, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Borrower, expressed as a decimal, determined, in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

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“Funded Debt” means all Indebtedness of the Borrower and its Restricted Subsidiaries other than contingent reimbursement or payment obligations with respect to undrawn Letters of Credit and other Surety Instruments.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“General Partner” has the meaning specified in the introductory clause to this Agreement.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Growth-Related Capital Expenditures” means, with respect to any Person, all capital expenditures by such Person made to improve or enhance the existing capital assets or to increase the customer base of such Person or to acquire or construct new capital assets (but excluding capital expenditures made to maintain, up to the level thereof that existed at the time of such expenditure, the operating capacity of the capital assets of such Person as such assets existed at the time of such expenditure).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

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“Guarantor” means each Person that executes a Guaranty and its successors and assigns.

“Guaranty” means a continuing guaranty made by each Guarantor in favor of the Administrative Agent on behalf of the Lenders, in form and substance satisfactory to the Administrative Agent.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum, distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (b) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capital Lease Obligations; (g) all net obligations of such Person under any Hedging Obligations; (h) all obligations in respect of Accounts Receivable Securitizations; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (j) all Guarantees of such Person in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above; provided, however, that “Indebtedness” shall not include Synthetic Lease Obligations. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedging Obligations on any date shall be deemed to be the Swap Termination Value, if any, owing by the Borrower or such Restricted Subsidiaries in respect of such Hedging Obligations as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

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“Indemnitees” has the meaning set forth in Section 10.05.

“Information” has the meaning specified in Section 10.07.

“Ineligible Securities” means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. §§ 24, Seventh), as amended.

“Interest Coverage Ratio” means, as of the last day of any fiscal quarter with respect to the Borrower and the Restricted Subsidiaries, the ratio of Consolidated Cash Flow to Consolidated Interest Expense in each case for the four fiscal quarters then ended. In the event that the Borrower or any of the Restricted Subsidiaries (a) incurs, assumes or guarantees any Indebtedness or Synthetic Lease Obligations (other than revolving credit borrowings including, with respect to the Borrower, the Loans) or (b) redeems or repays any Indebtedness or Synthetic Lease Obligations (other than revolving credit borrowings that are properly classified as a current liability under GAAP including, with respect to the Borrower, the Loans, to the extent such Loans are so classified and excluding, regardless of classification, any Loans or other Indebtedness or Synthetic Lease Obligations the proceeds of which are used for Acquisitions or Growth Related Capital Expenditures), in any case subsequent to the commencement of the period for which the Interest Coverage Ratio is being calculated, but prior to the date on which the calculation of the Interest Coverage Ratio is made (the “Interest Coverage Ratio Calculation Date”), then the Interest Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption or repayment of Indebtedness or Synthetic Lease Obligations, as if the same had occurred at the beginning of the applicable reference period. The foregoing calculation of the Interest Coverage Ratio shall also give pro forma effect to Acquisitions (including all mergers and consolidations), Asset Sales and other dispositions and discontinuances of businesses or assets that have been made by the Borrower or any of the Restricted Subsidiaries during the reference period or subsequent to such reference period and on or prior to the Interest Coverage Ratio Calculation Date assuming that all such Acquisitions, Asset Sales and other dispositions and discontinuances of businesses or assets had occurred on the first day of the reference period; provided, however, that with respect to the Borrower and the Restricted Subsidiaries, (1) Consolidated Interest Expense shall be reduced by amounts attributable to businesses or assets that are so disposed of or discontinued only to the extent that the Indebtedness or Synthetic Lease Obligations giving rise to such Consolidated Interest Expense would no longer be Indebtedness or Synthetic Lease Obligations contributing to the Consolidated Interest Expense of the Borrower or the Restricted Subsidiaries subsequent to the Interest Coverage Ratio Calculation Date and (2) Consolidated Cash Flow generated by an acquired business or asset of the Borrower and the Restricted Subsidiaries shall be determined by the actual gross profit (revenues minus costs of goods sold) of such acquired business or asset during the immediately preceding number of full fiscal quarters as in the reference period minus the pro forma expenses that would have been incurred by the Borrower and the Restricted Subsidiaries in the operation of such acquired business or asset during such period computed on the basis of (i) personnel expenses for employees retained by the Borrower and the Restricted Subsidiaries in the operation of the acquired business or asset and (ii) non-personnel costs and expenses incurred by the Borrower and the Restricted Subsidiaries on a per gallon basis in the operation of the Borrower’s business at similarly situated facilities of the Borrower.

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“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(a)        any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)        any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)	no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment; provided that the amount of any Investment shall be deemed reduced by any net return of capital realized during such period upon the sale, repayment or other liquidation of such Investment (determined in accordance with GAAP, but without regard to any amounts received during such period as earnings on such Investment (in the form of interest, or of dividends not constituting a return of capital, or otherwise) or as loans from any Person in whom such Investment has been made).

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable

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L/C Issuer and the Borrower (or any Subsidiary) or in favor the applicable L/C Issuer and relating to any such Letter of Credit.

“Joint Venture” means a single-purpose corporation, partnership, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Borrower or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit that has neither been reimbursed on the date when made nor refinanced as a Committed Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuers” means, (a) collectively, Bank of America and Paribas, each in its capacity as an issuer of Letters of Credit hereunder, or (b) any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the L/C Issuers and the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

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“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuers.

“Letter of Credit Expiration Date” means the day that is 30 days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to $90,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Leverage Ratio” means, on any day, the ratio of (a) the sum of the Funded Debt (excluding Indebtedness under the Accounts Receivable Securitizations permitted by this Agreement) and Synthetic Lease Obligations of the Borrower and the Restricted Subsidiaries on such day to (b) (i) Consolidated Cash Flow for the Calculation Period most recently ended, if the Calculation Period is four fiscal quarters and (ii) one-half of Consolidated Cash Flow for the Calculation Period most recently ended, if the Calculation Period is eight fiscal quarters. For purposes herein the term “Calculation Period” means a period of four consecutive fiscal quarters, provided that, for purposes of Section 7.17(a), the Borrower may designate, prior to or concurrently with the delivery of a Compliance Certificate, that the Calculation Period most recently ended is to be a period of eight consecutive fiscal quarters so long as the Leverage Ratio calculated for the four-quarter period consisting of the last four quarters of such eight quarter period would be less than or equal to 5.5 to 1.0. In the event that the Borrower or any of the Restricted Subsidiaries (a) incurs, assumes or guarantees any Indebtedness (excluding Indebtedness under the Accounts Receivable Securitizations permitted by this Agreement) or Synthetic Lease Obligations (other than revolving credit borrowings including, with respect to the Borrower, the Loans) or (b) redeems or repays any Indebtedness (excluding Indebtedness under the Accounts Receivable Securitizations permitted by this Agreement) or Synthetic Lease Obligations (other than revolving credit borrowings that are properly classified as a current liability under GAAP including, with respect to the Borrower, the Loans to the extent such Loans are so classified and excluding, regardless of classification, any Loans or other Indebtedness or Synthetic Lease Obligations the proceeds of which are used for Acquisitions or Growth Related Capital Expenditures), in any case subsequent to the commencement of the period for which the Leverage Ratio is being calculated but prior to the date on which the calculation of the Leverage Ratio is made (the “Leverage Ratio Calculation Date”), then the Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption or repayment of such Indebtedness or Synthetic Lease Obligations, as if the same had occurred at the beginning of the applicable reference period. The foregoing calculation of the Leverage Ratio shall also give pro forma effect to Acquisitions (including all mergers and consolidations), Asset Sales and other dispositions and discontinuances of businesses or assets that have been made by the Borrower or any of the Restricted Subsidiaries during the reference period or subsequent to such reference period and on or prior to the Leverage Ratio Calculation Date assuming that all such Acquisitions, Asset Sales and other dispositions and discontinuances of businesses or assets had occurred on the first day of the reference period; provided, however, that with respect to the Borrower and the Restricted Subsidiaries, (1) the Funded Debt and Synthetic Lease Obligations shall be reduced by amounts attributable to businesses or assets that are so disposed of or discontinued only to the extent that the Synthetic Leases included within such Synthetic Lease Obligations or to the extent the Indebtedness included within such Funded Debt would no longer be an obligation of the Borrower or the Restricted Subsidiaries subsequent to

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the Leverage Ratio Calculation Date and (2) Consolidated Cash Flow generated by an acquired business or asset of the Borrower and the Restricted Subsidiaries shall be determined by the actual gross profit (revenues minus costs of goods sold) of such acquired business or asset during the immediately preceding number of full fiscal quarters as in the reference period minus the pro forma expenses that would have been incurred by the Borrower and the Restricted Subsidiaries in the operation of such acquired business or asset during such period computed on the basis of (i) personnel expenses for employees retained by the Borrower and the Restricted Subsidiaries in the operation of the acquired business or asset and (ii) non-personnel costs and expenses incurred by the Borrower and the Restricted Subsidiaries on a per gallon basis in the operation of the Borrower’s business at similarly situated facilities of the Borrower.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Note, the Fee Letter, the Letters of Credit, each Issuer Document, and any security agreements, mortgages or other security documents at any time given to secure any of the Obligations, whether or not given to Cash Collateralize any Letters of Credit, and each Guaranty.

“Loan Parties” means, collectively, the Borrower, the General Partner, each Guarantor, and each Restricted Subsidiary prior to the time it becomes a Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Borrower or of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or otherwise to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means the later of (a) April 22, 2010 and (b) if maturity is extended pursuant to Section 2.14, such extended maturity date as determined pursuant to such Section.

“MLP” means Ferrellgas Partners, L.P., a Delaware limited partnership and the sole limited partner of the Borrower.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

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“Net Income” means, with respect to the Borrower and the Restricted Subsidiaries, the net income (loss) of such Persons, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (a) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (i) any asset sale (including, without limitation, dispositions pursuant to sale and leaseback transactions), or (ii) the disposition of any securities or the extinguishment of any Indebtedness of the Borrower or any of the Restricted Subsidiaries, and (b) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss); provided, however, that all costs and expenses with respect to the redemption of any Permitted Indebtedness, including, without limitation, cash premiums, tender offer premiums, consent payments and all fees and expenses in connection therewith, shall be added back to the Net Income of the Borrower, General Partner and the Restricted Subsidiaries to the extent that they were deducted from such Net Income in accordance with GAAP.

“Net Proceeds of Asset Sale” means the aggregate cash proceeds received by the Borrower or any of the Restricted Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets the subject of such Asset Sale.

“Non-Recourse Subsidiary” means any Person that would otherwise be a Subsidiary of the Borrower but is designated as a Non-Recourse Subsidiary in a resolution of the Board of Directors of the General Partner, so long as each of the following remains true: (a) no portion of the Indebtedness or any other obligation (contingent or otherwise) of such Person (i) is a Contingent Obligation of the Borrower or any of its Subsidiaries, (ii) is recourse to or obligates the Borrower or any of its Subsidiaries in any way or (iii) is secured by any property or asset of the Borrower or any of its Subsidiaries, directly or indirectly, contingently or otherwise, (b) neither the Borrower nor any of its Subsidiaries has any contract, agreement, arrangement or understanding or is subject to an obligation of any kind, written or oral, with such Person other than on terms no less favorable to the Borrower and its Subsidiaries than those that might be obtained at the time from persons who are not Affiliates of the Borrower, (c) neither the Borrower nor any of its Subsidiaries has any obligation with respect to such Person (i) to subscribe for additional shares of capital stock, Capital Interests or other Equity Interests therein or (ii) maintain or preserve such Person’s financial condition or to cause such Person to achieve certain levels of operating or other financial results, (d) such Person has no more than $1,000 of assets at the time of such designation, and (e) such Person takes steps designed to assure that neither the Borrower nor any of its Subsidiaries will be liable for any portion of the Indebtedness or other obligations of such Person, including maintenance of a corporate or limited partnership structure and observance of applicable formalities such as regular meetings and maintenance of minutes, a substantial and meaningful capitalization and the use of a corporate or partnership name, trade name or trademark not misleadingly similar to those of the Borrower.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.

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“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (i) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Paribas” means BNP Paribas.

“Participant” has the meaning specified in Section 10.06(d).

“Partnership Agreement” shall mean the Third Amended and Restated Agreement of Limited Partnership of the Borrower dated April 7, 2004, as amended from time to time in accordance with the terms of this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the

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Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” has the meaning set forth in Section 7.04.

“Permitted Indebtedness” means (a) the Obligations, (b) Existing Indebtedness, and (c) Permitted Refinancing Indebtedness in respect of any Indebtedness incurred in compliance with Section 7.05.

“Permitted Investments” means any (a) Investments in Cash Equivalents; (b) Investments in the Borrower or (subject to the provisions of Section 7.16) in a Restricted Subsidiary of the Borrower that is a Guarantor; (c) Investments by the Borrower or any Restricted Subsidiary of the Borrower in a Person in compliance with the other provisions of this Agreement, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Borrower and becomes a Guarantor or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower that is a Guarantor; (d) Investments by the Borrower or any Restricted Subsidiary in Unrestricted Subsidiaries and Joint Ventures; provided that the amount of cash or property contributed, loaned or otherwise advanced by the Borrower or such Restricted Subsidiaries in respect of such Investments may not exceed at any time an aggregate amount equal to the greater of (i) $25,000,000 and (ii) 10% of Consolidated Cash Flow for the most recently ended four fiscal quarters of the Borrower; and (e) Investments made by the Borrower or any Restricted Subsidiary in any SPE in connection with Accounts Receivable Securitizations permitted hereunder; provided that the aggregate amount of such Investments shall not exceed $40,000,000 at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Borrower or any Subsidiary of the Borrower issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Borrower or any of its Subsidiaries; provided that (a) the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (the “Prior Indebtedness”) (plus the amount of reasonable fees, costs, expenses and make-whole or similar amounts incurred in connection therewith), and the effective interest rate per annum on such Indebtedness is a rate that is on market terms, as determined by the Administrative Agent in its sole discretion; (b) such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Prior Indebtedness; (c) if the Prior Indebtedness is subordinated to the Obligations, such Indebtedness is subordinated to the Obligations substantially on the terms and conditions set forth on Schedule 7.10; and (d) such Indebtedness is incurred only by the Loan Parties (whether the Borrower or a Subsidiary) who are the obligors on the Prior Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to

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Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate. Each Pension Plan is also a Plan.

“Pricing Ratio” means as of the last day of each fiscal quarter of the Borrower, the Leverage Ratio for the fiscal period consisting of such fiscal quarter of the Borrower and the three immediately preceding fiscal quarters of the Borrower.

“Pro Rata Share” means:

(a)        when used with respect to any Lender with respect to Committed Loans at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if the commitment of each Lender to make Committed Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof;

(b)        when used with respect to any Lender regarding the L/C Obligations owing at any time, a fraction (expressed as a percentage carried out to the ninth decimal place), the numerator of which is the Outstanding Amount of the L/C Obligations of such Lender at such time and the denominator of which is the Outstanding Amount of all L/C Obligations at such time; provided that if the commitment of each Lender to make Committed Loans and the obligation of L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof;

(c)        when used with respect to any Lender regarding the Swing Line Loans owing at any time, a fraction (expressed as a percentage carried out to the ninth decimal place), the numerator of which is the Outstanding Amount of the Swing Line Loans of such Lender at such time and the denominator of which is the Outstanding Amount of all Swing Line Loans at such time; provided that if the commitment of each Lender to make Committed Loans have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof; and

(d)        when used with respect to all Lenders at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the aggregate amount of the Commitments of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if the commitment of each Lender to make Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender

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immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Register” has the meaning set forth in Section 10.07(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

“Reinvestment” means, for any Person, capital expenditures in connection with the present and related business of such Person.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived in regulations issued by the PBGC.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, an Issuer Document, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, at least two Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, at least two Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitments of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means (a) the chief executive officer, president, chief financial officer, director of finance, treasurer or assistant treasurer of a Loan Party, or (b) any other officer of a Loan Party with responsibility for accounting or financial matters with respect to such Loan Party.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, to purchase, redeem, retire, acquire, cancel or terminate any such capital stock or other Equity Interest (including any option, warrant or other

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right to acquire any such capital stock or other Equity Interest), (b) any Investment other than a Permitted Investment, and (c) any payment (whether in cash, securities or other property), including any sinking fund payment or similar deposit, to prepay, purchase, redeem, retire, acquire, cancel, terminate, defease or refinance the 2002 MLP Notes, the 1998 Fixed Rate Senior Notes or the 2000 Fixed Rate Senior Notes.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Significant Subsidiary” means any Subsidiary of the Borrower that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as such Regulation is in effect on the date of this Agreement.

“Solvent” means, with respect to any Person on any date, that on such date (a) the fair value of the property of such Person is greater than the fair value of the liabilities (including, without limitation, contingent liabilities) of such Person, (b) such Person does not intend to, and does not believe that it will, incur debts and liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (c) such Person is not engaged in business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital.

“SPE” means any special purpose Non-Recourse Subsidiary of the Borrower established in connection with Accounts Receivable Securitizations permitted by Section 7.02.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Surety Instruments” means all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

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“Swap Contract” means any contract evidencing Hedging Obligations.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $25,000,000, and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Synthetic Lease” means each arrangement, however described, under which the obligor accounts for its interest in the property covered thereby under GAAP as lessee of a lease which is not a capital lease under GAAP and accounts for its interest in the property covered thereby for Federal income tax purposes as the owner.

“Synthetic Lease Interest Component” means, with respect to any Person for any period, the portion of rent paid or payable (without duplication) for such period under Synthetic Leases of such Person that would be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13 if such Synthetic Leases were treated as capital leases under GAAP.

“Synthetic Lease Obligation” means, as to any Person with respect to any Synthetic Lease at any time of determination, the amount of the liability of such Person in respect of such Synthetic Lease that would (if such lease was required to be classified and accounted for as a capital lease on a balance sheet of such Person in accordance with GAAP) be required to be capitalized on the balance sheet of such Person at such time.

“Synthetic Lease Principal Component” means, with respect to any Person for any period, the portion of rent (exclusive of the Synthetic Lease Interest Component) paid or payable

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(without duplication) for such period under Synthetic Leases of such Person that was deducted in calculating Consolidated Net Income of such Person for such period.

“Taxes” has the meaning specified in Section 3.01.

“Threshold Amount” means $25,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Unrestricted Subsidiary” means any of (a) Ferrellgas Receivables, LLC, (b) bluebuzz.com, Inc., (c) R-4 Technical Center – North Carolina, LLC, (d) Uni Asia Ltd., (e) Blue Rhino Canada, Inc., a Delaware corporation, (f) Ferrellgas Finance Corp., a Delaware corporation, and (g) any other Subsidiary of the Borrower that has been designated as an Unrestricted Subsidiary in compliance with Section 6.11.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness; provided, however, that with respect to any revolving Indebtedness, the foregoing calculation of Weighted Average Life to Maturity shall be determined based upon the total available commitments and the required reductions of commitments in lieu of the outstanding principal amount and the required payments of principal, respectively.

“Wholly-Owned Subsidiary” means a Subsidiary of which all of the outstanding Capital Interests or other ownership interests (other than directors’ qualifying shares) or, in the case of a limited partnership, all of the partners’ Capital Interests (other than up to a 1% general partner interest), is owned, beneficially and of record, by the Borrower, a Wholly-Owned Subsidiary of the Borrower or both.

1.02      Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

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(a)        The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise or unless stated to the contrary, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)        In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)        Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03	Accounting Terms.

(a)        All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)        If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the

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Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04      Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05      References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06      Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.07      Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01	Committed Loans.

(a)        Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the aggregate Outstanding Amount of all Committed Loans plus the aggregate Outstanding Amount of all L/C Obligations plus the aggregate Outstanding Amount of all Swing Line Loans shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender plus such Lender’s Pro Rata Share of the

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Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a). Committed Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b)        The Borrower shall have the right, without the consent of the Lenders but subject to the consent of the Administrative Agent (which consent shall not be unreasonably withheld), to effectuate from time to time an increase in the total Commitments under this Agreement by adding to this Agreement one or more commercial banks or other financial institutions which qualify as Eligible Assignees (who shall, upon completion of the requirements stated in this Section 2.01(c), constitute Lenders hereunder), or by allowing one or more Lenders to increase their Commitments hereunder, so that such added and increased Commitments shall equal the increase in Commitments effectuated pursuant to this Section 2.01(c); provided that (i) without the consent of all the Lenders, no increase in Commitments pursuant to this Section 2.01(c) shall result in the total Commitments exceeding the lesser of (A) $375,000,000, and (B) $375,000,000 less the aggregate amount of reductions made pursuant to Section 2.06, (ii) no Lender’s Commitment amount shall be increased without the consent of such Lender, and (iii) to the extent that any Committed Loans are outstanding on the effective date of any such increase in Commitments, the Borrower shall prepay such Committed Loans and may on the same date, at its option, borrow new Committed Loans from all Lenders (including all new Lenders) to make such prepayment. In connection with any such prepayment and borrowing on the same date, the Administrative Agent shall net the amount to be advanced by any Lender who was a Lender prior to the effective date of any such increase in Committed Loans against the amount to be repaid to such prior Lender. In connection with any such borrowing of new Committed Loans, the Borrower shall give requisite notice of its new Committed Loans pursuant to Section 2.02 hereof and shall pay all amounts owing to Lenders under Section 3.05. The Borrower shall give the Administrative Agent three Business Days’ notice of the Borrower’s intention to increase the total Commitments pursuant to this Section 2.01(b). Such notice shall specify each new commercial bank or other financial institution, if any, the changes in amounts of Commitments that will result, and such other information as is reasonably requested by the Administrative Agent. Each new commercial bank or other financial institution, and each Lender agreeing to increase its Commitment, shall execute and deliver to the Administrative Agent a document satisfactory to the Administrative Agent pursuant to which it becomes a party hereto or increases its Commitment, as the case may be, which document, in the case of a new commercial bank or other financial institution, shall (among other matters) specify the Lending Office of such new commercial bank or other financial institution. Upon execution and delivery of such documents, such new commercial bank or other financial institution shall constitute a “Lender” hereunder with a Commitment as specified therein, or such Lender’s Commitment shall increase as specified therein, as the case may be.

2.02	Borrowings, Conversions and Continuations of Committed Loans.

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(a)        Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Committed Loans or of any conversion of Eurodollar Rate Loans to Base Rate Committed Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the General Partner. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrow of or conversion to Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Committed Borrowing or a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)        Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided,

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however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings and second, to the Borrower as provided above.

(c)        Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted to another Eurodollar Rate Loan only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)        The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)        After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Committed Loans.

2.03	Letters of Credit.
(a) The Letter of Credit Commitment.

(i)         Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue or extend Letters of Credit for the account of the Borrower, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date, (y) the Borrower would not be able (before giving effect to the issuance of such Letter of Credit) to borrow Committed Loans equal in amount to the face amount of such Letter of Credit, or (z) the Outstanding Amount of the L/C Obligations would (after giving effect to the issuance of such Letter of Credit) exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully

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revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)         No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)       any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)        subject to Section 2.03(b)(iii) and the immediately following subsection (C), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Required Lenders have approved such expiry date;

(C)       if such Letter of Credit is a commercial letter of credit issued to support the purchase of inventory by the Borrower or a Restricted Subsidiary, the expiry date of such Letter of Credit would occur more than 180 days after the date of issuance, unless the Required Lenders have approved such expiry date;

(D)       the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

(E)        the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer; or

(F)        such Letter of Credit is to be (x) used for a purpose prohibited by Section 7.07 or (y) denominated in a currency other than Dollars.

(iii)        No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary

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of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)        Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i)         Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the General Partner. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 12:00 noon at least two Business Days (or such later date and time as such L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be; provided that, if such requested Letter of Credit will be issued in any of the forms previously approved by the applicable L/C Issuer and the Administrative Agent, such L/C Issuer shall use its reasonable best efforts to issue such Letter of Credit on the date the Borrower delivers to such L/C Issuer the Letter of Credit Application relating thereto (but shall have no liability for failing to accomplish such issuance on such date). In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder, if applicable; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as such L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may require.

(ii)         Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the applicable L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuers' usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk

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participation in such Letter of Credit in an amount equal to the product of such Lender's Pro Rata Share times the amount of such Letter of Credit.

(iii)        If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer shall issue a Letter of Credit that has automatic renewal provisions (each, an "Auto-Renewal Letter of Credit"); provided that any such Auto-Renewal Letter of Credit must permit such L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the "Nonrenewal Notice Date") in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Notwithstanding the above, no L/C Issuer will give any such nonrenewal notice if the conditions precedent in Section 4.02 have been met and a Responsible Officer of General Partner has given such L/C Issuer a certificate to such effect. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such renewal if (A) such L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv)        Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)	Drawings and Reimbursements; Funding of Participations.

(i)         Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by such L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the applicable L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”),

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and the amount of such Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by either L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)         Each Lender (including any Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii)        With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)        Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of such L/C Issuer.

(v)        Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse any L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or

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condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse any L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)        If any Lender fails to make available to the Administrative Agent for the account of any L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation. A certificate of any L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)	Repayment of Participations.

(i)         At any time after any L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)         If any payment received by the Administrative Agent for the account of any L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e)        Obligations Absolute. The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in

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accordance with the terms of this Agreement under all circumstances, including the following:

(i)         any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)         the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)        any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)        any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)        any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuers and its correspondents unless such notice is given as aforesaid.

(f)         Role of L/C Issuers. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuers shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuers shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the

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request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuers, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the applicable L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuers may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuers shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)        Cash Collateral. Upon the request of the Administrative Agent, (i) if any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). For purposes hereof, "Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and such L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

(h)        Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall

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apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the "ICC") at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each commercial Letter of Credit.

(i)         Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share of the Aggregate Commitments (i) a Letter of Credit fee for each commercial Letter of Credit equal to the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit and (ii) a Letter of Credit fee for each standby Letter of Credit equal to the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit. Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable on each Interest Payment Date for Base Rate Loans, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(j)         Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee equal to: (i) with respect to each commercial Letter of Credit, 0.100% of the amount available to be drawn under such Letter of Credit and (ii) with respect to each standby Letter of Credit issued and outstanding, 0.125% per annum of the amount available to be drawn under such Letter of Credit, payable quarterly in arrears. In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)        Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04	Swing Line Loans.

(a)        The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender; in its sole and absolute discretion, may, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender,

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may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the aggregate Outstanding Amount of all Committed Loans plus the aggregate Outstanding Amount of all L/C Obligations plus the aggregate Outstanding Amount of all Swing Line Loans shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b)        Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 3:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $200,000 or any multiple of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the General Partner. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 3:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will promptly thereafter, on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c)	Refinancing of Swing Line Loans.

(i)         The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Committed Loan in an amount equal to such Lender’s Pro Rata

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Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)         If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)        If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)        Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make

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Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)	Repayment of Participations.

(i)         At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)         If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)        Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f)         Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05	Prepayments.

(a)        The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment

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of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Type(s) of Committed Loans to be prepaid, and whether such Loans are Committed Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the applicable Committed Loans of the Lenders in accordance with their respective Pro Rata Shares in such Committed Loans.

(b)        The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 3:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $50,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)        If for any reason the Aggregate Outstanding Amount of Committed Loans plus the aggregate Outstanding Amount of all L/C Obligations plus the Outstanding Amount of all Swing Line Loans at any time exceeds the Aggregate Commitments then in effect, the Borrower shall immediately prepay the Committed Loans or Swing Line Loans or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Committed Loans and Swing Line Loans the aggregate Outstanding Amount of L/C Obligations exceed the Aggregate Commitments then in effect.

2.06	Termination or Reduction of Commitments.

(a)        The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction of the Aggregate Commitments shall be in an aggregate amount of $3,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the aggregate Outstanding Amount of Committed Loans plus the aggregate Outstanding Amount of all L/C Obligations plus the Outstanding Amount of all Swing Line Loans would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate

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Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

(b)        Upon any Change of Control of the Borrower, the Borrower shall immediately, and without notice of demand, prepay the Obligations and Cash Collateralize all outstanding Letters of Credit in full, including, without limitation, the aggregate principal amount of all outstanding Loans, all accrued and unpaid interest thereon and all amounts payable under Section 3.05, and the Aggregate Commitments shall be automatically reduced to zero in each case on the 30th day after any Change of Control shall have occurred and be continuing.

2.07	Repayment of Loans.

(a)        The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans outstanding on such date.

(b)        The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date five Business Days after such Loan is made and (ii) the Maturity Date.

2.08	Interest.

(a)        Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate.

(b)        If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)        The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in this Section 2.08. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and

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payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09      Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a)        Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Committed Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on each Interest Payment Date for Base Rate Loans, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)        Other Fees. (i) The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.

(ii)         The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

2.10      Computation of Interest and Fees. All computations of interest for Base Rate Loans and commitment fees shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.

2.11	Evidence of Debt.

(a)        The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the

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accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type, amount and maturity of its Loans, whether such Loans are Committed Loans or Swing Line Loans, and payments with respect to its Loans.

(b)        In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12	Payments Generally; Administrative Agent’s Clawback.

(a)        All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)        If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)        (i)         Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurodollar Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 11:00 a.m. on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the

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Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to the applicable Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)        Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d)        If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)        The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under

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Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).

(f)         Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13	Sharing of Payments.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(a)        if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b)        the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14	Extension of Maturity Date.

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(a)        Not earlier than 90 days prior to, nor later than 60 days prior to, the Maturity Date then in effect, the Borrower may, upon notice to the Administrative Agent (which shall promptly notify the Lenders), request a one-year extension of the Maturity Date then in effect. Within 30 days of delivery of such notice, each Lender shall notify the Administrative Agent whether or not it consents to such extension (which consent may be given or withheld in such Lender's sole and absolute discretion). Any Lender not responding within the above time period shall be deemed not to have consented to such extension. The Administrative Agent shall promptly notify the Borrower and the Lenders of the Lenders' responses. If any Lender declines, or is deemed to have declined, to consent to such extension, the Borrower may cause any such Lender to be replaced as a Lender pursuant to Section 10.16.

(b)        The Maturity Date shall be extended only if all Lenders (after giving effect to any replacements of Lenders permitted herein) (the "Consenting Lenders") have consented thereto. If so extended, the Maturity Date, as to the Consenting Lenders, shall be extended to the same date in the following year, effective as of the Maturity Date then in effect (such existing Maturity Date being the "Extension Effective Date"). The Administrative Agent and the Borrower shall promptly confirm to the Lenders such extension and the Extension Effective Date. As a condition precedent to such extension, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Extension Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (ii) in the case of the Borrower, certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Extension Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists. The Borrower shall prepay any Committed Loans outstanding on the Extension Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep outstanding Committed Loans ratable with any revised and new Pro Rata Shares of all the Lenders effective as of the Extension Effective Date.

(c)        This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes.

(a)        Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the

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Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or any L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)        Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)        The Borrower shall indemnify the Administrative Agent, each Lender and each L/C Issuer, within 30 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or any L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or any L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or such L/C Issuer, shall be conclusive absent manifest error.

(d)        Within 30 days after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)        Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender and any LC Issuer, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

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Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)         duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)	duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)        any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f)         If the Administrative Agent, any Lender or any L/C Issuer determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such L/C Issuer in the event the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

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3.02      Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Committed Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03      Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04	Increased Costs; Reserves on Eurodollar Rate Loans.
	(a)	If any Change in Law shall:

(i)         impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the L/C Issuer;

(ii)         subject any Lender or any L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or any L/C Issuer in respect thereof

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(except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or any L/C Issuer); or

(iii)        impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the fgoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)        If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c)        A certificate of a Lender or a L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)        Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or a L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or

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reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05      Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)        any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)        any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)        any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits (other than the profit margin represented in the Applicable Rate for Eurodollar Rate Loans) and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06	Mitigation Obligations; Replacement of Lenders.

(a)        Designation of a Different Lending Office.  If any Lender or LC Issuer requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender or LC Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not

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otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or LC Issuer in connection with any such designation or assignment.

(b)        Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, the Borrower may replace such Lender in accordance with Section 10.13.

3.07      Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

>4.01      Conditions of Initial Credit Extension. The effectiveness of the amendment and restatement of the Existing Credit Agreement is subject to satisfaction of the following conditions precedent:

(a)        The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates referred to in subsections (iii), (iv), or (viii) below, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i)         executed counterparts of this Agreement (and each Guaranty, if any), sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii)         a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)        such certificates of resolutions or other action, incumbency certificates or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv)        such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each state designated by Administrative Agent where such Loan Party conducts significant business;

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(v)        a favorable opinion of Bracewell & Giuliani LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit F and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders or the Administrative Agent may reasonably request;

(vi)        a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii)       a certificate signed by a Responsible Officer of the General Partner certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since July 31, 2004 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(viii)      such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuers, the Swing Line Lender or the Required Lenders reasonably may require.

(b)        Any fees required to be paid on or before the Closing Date shall have been paid.

(c)        Unless waived by the Administrative Agent, the Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d)	The Closing Date shall have occurred on or before April 22, 2005.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02      Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

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(a)        The representations and warranties of the Borrower and the General Partner contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)        No Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)        The Administrative Agent and, if applicable, the L/C Issuers or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Each of the Borrower and the General Partner represents and warrants to the Administrative Agent and the Lenders that:

5.01      Existence, Qualification and Power; Compliance with Laws. Each of the MLP and the Loan Parties (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02	Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, have been duly authorized by all necessary corporate or other organizational action and do not and will not (a) contravene the terms of any of such Person’s or the MLP’s Organization Documents; (b) conflict with or result in any breach or contravention of,

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or the creation of any Lien under, (i) any Contractual Obligation to which the MLP or such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject where such conflict, breach, contravention or Lien could reasonably be expected to have a Material Adverse Effect; or (c) violate any Law in any material respect.

5.03      Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or (b) the continued operation of Borrower’s business as contemplated to be conducted after the date hereof by the Loan Documents, except in each case such approvals, consents, exemptions, authorizations or other actions, notices or filings (i) as have been obtained, (ii) as may be required under state securities or Blue Sky laws, (iii) as are of a routine or administrative nature and are either (A) not customarily obtained or made prior to the consummation of transactions such as the transactions described in clauses (a) or (b) or (B) expected in the judgment of the Borrower to be obtained in the ordinary course of business subsequent to the consummation of the transactions described in clauses (a) or (b), or (iv) that, if not obtained, could not reasonably be expected to have a Material Adverse Effect.

5.04      Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by generally applicable principles of equity relating to enforceability.

5.05	Financial Statements; No Material Adverse Effect.

(a)        The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)        The audited consolidated financial statements of the Borrower and its Subsidiaries dated July 31, 2004, and the related consolidated statements of income or operations, partners’ capital and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their

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results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 (as hereafter supplemented from time to time in writing) sets forth all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date of such financial statements (but not disclosed therein), including liabilities for taxes, material commitments and Indebtedness.

(c)        Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06      Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the General Partner, the MLP, the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07      No Default. Neither the Borrower nor any Restricted Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

5.08      Ownership of Property; Liens. Each of the Borrower and each Restricted Subsidiary has good and sufficient title to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Restricted Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09      Environmental Compliance. The Borrower and its Restricted Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10	ERISA Compliance.

(a)        Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower and

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the General Partner, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)        There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)        (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability which liability could be reasonably expected to have a Material Adverse Effect; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.11      Subsidiaries. Except as from time to time disclosed in writing to the Lenders, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.11 and has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.11.

5.12	Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a)        The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. The proceeds of each Credit Extension will not be used in violation of Section 7.07.

(b)        None of the Borrower, any Person Controlling the Borrower, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940. The Borrower is not subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

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5.13      Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments, Contractual Obligations, and partnership or other restrictions to which it or any of its Restricted Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other report furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.14      Compliance with Laws. Each of the Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.15      Intellectual Property; Licenses, Etc. The Borrower and its Restricted Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are necessary for the operation of their respective businesses, without conflict with the rights of any other Person except for those patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower and the General Partner, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower and the General Partner, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

6.01      Financial Statements. The Borrower shall deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

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(a)        as soon as available, but in any event within 100 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, partners’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (ii) an attestation report of such Registered Public Accounting Firm as to the Borrower’s internal controls pursuant to Section 404 of Sarbanes-Oxley; and

(b)        as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, partners’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the General Partner as fairly presenting the financial condition, results of operations, partners’ capital and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

(c)        as soon as available, but not later than 100 days after the end of each fiscal year of the Borrower (commencing with the first fiscal year during all or any part of which the Borrower had one or more Significant Subsidiaries), a copy of an unaudited consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related consolidating statement of income, partners’ equity and cash flows for such year, certified by a Responsible Officer of the General Partner as having been developed and used in connection with the preparation of the financial statements referred to in Section 6.01(a);

(d)        as soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the first fiscal quarter during all or any part of which the Borrower had one or more Significant Subsidiaries), a copy of the unaudited consolidating balance sheets of the Borrower and its Subsidiaries, and the related consolidating statements of income, partners’ equity and cash flows for such quarter, all certified by a Responsible Officer of the General Partner as having been developed and used in connection with the preparation of the financial statements referred to in Section 6.01(b);

(e)        as soon as available, but not later than 60 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended July 31, 2005), projected consolidated balance sheets of the Borrower and its Subsidiaries as at the end of each of

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the current and following two fiscal years and related projected consolidated statements of income, partners’ equity and cash flows for each such fiscal year, including therein a budget for the current fiscal year, certified by a Responsible Officer of the General Partner as having been developed and prepared by the Borrower in good faith and based upon the Borrower’s best estimates and best available information;

(f)         as soon as available, but not later than 100 days after the end of each fiscal year of the General Partner (commencing with the fiscal year ended July 31, 2005, a copy of the unaudited (or audited, if available) consolidated balance sheet of the General Partner as of the end of such fiscal year and the related consolidated statements of income, partners’ capital and cash flows for such fiscal year, certified by a Responsible Officer of the General Partner as fairly presenting, in accordance with GAAP, the financial position and the results of operations of the General Partner and its Subsidiaries (or, if available, accompanied by an opinion of independent public certified accountants as described in Section 6.01(a)); and

(g)        to the extent not contained in the reports, proxies and statements delivered pursuant to Section 6.02(c), as soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and, with respect to the final fiscal quarter, concurrently with the financial statements referred to in Section 6.01(a), a summary of the risk management trading activities, substantially in the form as disclosed in the management’s discussion and analysis of financial condition and results of operations section of the MLP’s form 10-K dated July 31, 2004, certified by a Responsible Officer of the General Partner.

6.02      Certificates; Other Information. The Borrower shall deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)        concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or, if any such Default shall exist, stating the nature and status of such event;

(b)        concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the General Partner;

(c)        promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the partners or stockholders of the General Partner, the MLP, the Borrower or any Subsidiary, and copies of all annual, regular, periodic and special reports and registration statements which such Person may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

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(d)        promptly, such additional information regarding the business, financial or corporate affairs of the General Partner, the MLP, the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon request by the Administrative Agent or a Lender, the Borrower shall deliver paper copies of such documents to the Administrative Agent until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates and delivery to the Administrative Agent or any requesting Lender of paper copies as set forth in the proviso in the immediately preceding sentence, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and each L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, each L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section10.7); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower

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Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03      Notices. The Borrower shall promptly notify the Administrative Agent and each Lender:

(a)	of the occurrence of any Default;

(b)        of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)	of the occurrence of any ERISA Event; and

(d)        of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the General Partner setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04      Preservation of Existence, Etc. The General Partner and the Borrower shall, and shall cause each Restricted Subsidiary to, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.02 or 7.03; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.05      Maintenance of Properties. The Borrower shall, and shall cause each Restricted Subsidiary to, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.06      Maintenance of Insurance. The Borrower shall, and shall cause each Restricted Subsidiary to, maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business, against loss or damage of the kinds customarily insured against Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

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6.07      Compliance with Laws. The Borrower shall comply and cause each Restricted Subsidiary to comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.08      Books and Records. The Borrower shall maintain and cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

6.09      Inspection Rights. The Borrower shall permit and cause each Subsidiary to permit representatives and independent contractors of the Administrative Agent or any Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, to make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.10      Environmental Laws. The Borrower shall, and shall cause each Restricted Subsidiary to, conduct its operations and keep and maintain its property in material compliance with all Environmental Laws, except where failure to comply with such Environmental Laws could not reasonably be expected to have a Material Adverse Effect.

6.11	Designations With Respect to Subsidiaries.

(a)        Any newly acquired or formed Subsidiary shall be deemed a Restricted Subsidiary unless designated by Borrower as an Unrestricted Subsidiary in accordance with the terms of this Section 6.11. The Borrower may not acquire or form any such new Restricted Subsidiary nor may it designate any Unrestricted Subsidiary as a Restricted Subsidiary unless each of the following conditions are satisfied:

(i)         immediately before and after giving effect to such acquisition or formation of a Restricted Subsidiary, no Default or Event of Default shall exist and be continuing;

(ii)         after giving effect to such acquisition or formation of a Restricted Subsidiary, the Borrower would be permitted to incur at least $1 of additional Indebtedness in accordance with the provisions of Section 7.05; and

(iii)        contemporaneously with the acquisition or formation of a Restricted Subsidiary, such Restricted Subsidiary shall execute and deliver to the

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Administrative Agent a Guaranty and the Borrower shall otherwise be in compliance with Section 7.16.

(b)        The Borrower may designate any Restricted Subsidiary or newly acquired or formed Subsidiary as an Unrestricted Subsidiary, in each case subject to satisfaction of each of the following conditions:

(i)         immediately before and after giving effect to such designation, no Default or Event of Default shall exist and be continuing;

(ii)         after giving effect to such designation, the Borrower would be permitted to incur at least $1 of additional Indebtedness in accordance with the provisions of Section 7.05

(iii)        (x) if such designation were deemed to constitute a sale by the Borrower or any Restricted Subsidiary of all the assets of the Subsidiary so designated, such sale would be in compliance with Section 7.02 and (y) if such designation (and all other prior designations of Restricted Subsidiaries or newly acquired or formed Subsidiaries as Unrestricted Subsidiaries) were deemed to constitute an Investment by the Borrower or any Restricted Subsidiary in respect of all the assets of the Subsidiary so designated, such investment would be a Permitted Investment, in each case with the net proceeds of such sale or the amount of such Investment being deemed to equal the net book value of such assets in the case of a Restricted Subsidiary or the cost of acquisition or formation in the case of a newly acquired or formed Subsidiary; and

(iv)        in the case of a designation of a Restricted Subsidiary as an Unrestricted Subsidiary, such Restricted Subsidiary shall not have been an Unrestricted Subsidiary prior to being designated a Restricted Subsidiary.

(c)        The Borrower shall deliver to the Administrative Agent and each Bank, within 20 Business Days after any such designation, a certificate of a Responsible Officer of Borrower stating the effective date of such designation and stating that the foregoing conditions have been satisfied. Such certificate shall be accompanied by a schedule setting forth in reasonable detail the calculations demonstrating compliance with such conditions, where appropriate.

(d)        In the case of (i) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary or (ii) the acquisition or formation of a Restricted Subsidiary, such new Restricted Subsidiary shall be deemed to have made or acquired all Investments owned by it and incurred all Indebtedness and other obligations owing by it and all Liens to which it or any of its properties are subject, on the date of such designation, acquisition, or formation.

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ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

7.01      Liens. The Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, grant, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)        Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that the property subject thereto is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.05(b);

(b)        Liens to secure Indebtedness of a Restricted Subsidiary to the Borrower or a Wholly-Owned Subsidiary;

(c)        Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Restricted Subsidiary, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower;

(d)        Liens on property existing at the time acquired by the Borrower or any Restricted Subsidiary, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any assets other than the property acquired, and do not secure any obligations other than those already secured prior to the contemplation of such acquisition;

(e)        Liens on any property acquired by the Borrower or any Restricted Subsidiary in favor of the seller of such property and construction mortgages on property, in each case, created within six months after the date of acquisition, construction or improvement of such property by the Borrower or such Subsidiary to secure the purchase price or other obligation of the Borrower or such Subsidiary to the seller of such property (but no other obligation) or the construction or improvement cost of such property in an amount up to 80% of the total cost of the acquisition, construction or improvement of such property or asset; provided that in each case such Lien does not extend to any other property of the Borrower and its Subsidiaries;

(f)         Liens on cash collateral and deposits of cash or cash collateral made in connection with workers’ compensation, unemployment insurance and other social security legislation (other than any Lien imposed by ERISA) or made to secure the performance of bids, of trade contracts, supply contracts and leases (other than Indebtedness or Commodity Swaps), of statutory obligations, of surety bonds, appeal bonds, and performance bonds and of other obligations of a like nature, in each case incurred in the ordinary course of business;

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(g)        Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith and by appropriate proceedings promptly instituted and diligently conducted, provided that any reserve or other appropriate provisions as shall be required in conformity with GAAP shall have been made therefor;

(h)        mechanics’, carriers’, warehousemen’s, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings diligently conducted, provided that any reserve or other appropriate provisions as shall be required in conformity with GAAP shall have been made therefor;

(i)         zoning restrictions, easements, rights-of-way, licenses, covenants, reservations, and restrictions on the use of real property or minor irregularities of title incident thereto that do not, in the aggregate, materially detract from the value of the property subject thereto or materially impair the use of such property in the operation of the business of the Borrower or any of its Subsidiaries;

(j)         Liens of landlords or mortgages of landlords, arising solely by operation of law, on fixtures and movable property located on premises leased by the Borrower or any of its Subsidiaries in the ordinary course of business;

(k)        Liens incurred and financing statements filed or recorded in each case with respect to property leased by the Borrower and its Subsidiaries in the ordinary course of business to the owners of such property which are either (i) operating leases (including, without limitation, Synthetic Leases) or (ii) capital leases to the extent (but only to the extent) permitted by Section 7.05; provided, that in each case such Lien does not extend to any other property of the Borrower and its Subsidiaries;

(l)         Judgment Liens to the extent that such judgments do not cause or constitute a Default or an Event of Default;

(m)       Liens incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary with respect to obligations that do not exceed $5,000,000 in the aggregate at any one time outstanding and that (i) are not incurred in connection with Hedging Obligations or Commodity Swaps, (ii) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (iii) do not in the aggregate materially detract from the value of the property subject thereto or materially impair the use thereof in the operation of business by the Borrower or such Subsidiary;

(n)        Liens on cash or cash collateral (in an aggregate amount not exceeding $10,000,000) that are incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary to secure Hedging Obligations or Commodity Swaps;

(o)        Liens securing Indebtedness incurred to refinance Indebtedness that has been secured by a Lien otherwise permitted under this Agreement, provided that (i) any such Lien shall not extend to cover any property not securing the Indebtedness so

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refinanced and (ii) the refinancing Indebtedness secured by such Lien shall have been permitted to be incurred under Section 7.05 and shall not have a principal amount in excess of the Indebtedness so refinanced;

(p)	Liens pursuant to any Loan Document; and

(q)        Liens securing Indebtedness of an SPE in connection with an Accounts Receivable Securitization permitted by Section 7.05 (including the filing of any related financing statements naming the Borrower as the debtor thereunder in connection with the sale of accounts receivable by the Borrower to such SPE in connection with any such permitted Accounts Receivable Securitization); provided that the aggregate amount of accounts receivable subject to all such Liens shall at no time exceed 133% of the amount of Accounts Receivable Securitizations permitted to be outstanding under Section 7.05.

7.02	Asset Sales.

(a)        The Borrower shall not, and shall not permit any of the Restricted Subsidiaries to:

(i)         Dispose of any assets other than sales, licenses or leases of assets in the ordinary course of business (provided that the Disposition of all or substantially all of the assets of the Borrower shall be governed by the provisions of Section 7.03 and not by provisions of this Section 7.02), or

(ii)	issue or sell Equity Interests of any of its Subsidiaries,

in the case of either clause (i) or (ii) above, whether in a single transaction or a series of related transactions, (A) that have a fair market value in excess of $10,000,000 (such amount, the “Applicable Amount”), or (B) for net proceeds in excess of the Applicable Amount (each of the foregoing, an “Asset Sale”), unless both of the following conditions are met:

(X)       the Borrower (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value evidenced by a certificate signed by a Responsible Officer of the General Partner and delivered to the Administrative Agent) of the assets sold or otherwise disposed of, and

(Y)       at least 75% of the consideration therefor received by the Borrower or such Subsidiary is in the form of cash; provided, however, that the amount of (1) any liabilities (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet or in the notes thereto), of the Borrower or any Subsidiary (other than liabilities that are by their terms subordinated in right of payment to the Obligations) that are assumed by the transferee of any such assets and (2) any notes or other obligations received by the Borrower or any such Subsidiary from such transferee that are immediately converted by the Borrower or such Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision; and provided, further, that the 75% limitation referred to in this clause (Y) shall not apply to any Asset Sale in which the cash portion of the consideration received therefrom, determined in accordance with the foregoing proviso, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

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(b)        If the Borrower receives net proceeds exceeding $10,000,000 from one or more sales of assets (other than sales described in Section 7.02(a)(i)) made in compliance with subsection (a) in any fiscal year, then within 360 days after the date the aggregate amount of such net proceeds exceeds $10,000,000, the Borrower shall apply such amounts in excess of $10,000,000 (i) to the acquisition of substantially similar assets so disposed of or other Permitted Acquisitions or other Reinvestments, or (ii) to the extent not applied pursuant to the immediately preceding clause (i), to prepay the Loans or other pari passu senior Indebtedness of Borrower (and, if the Indebtedness so prepaid might be reborrowed, the right to reborrow shall be terminated).

(c)	The provisions of the foregoing subsections (a) and (b), shall not apply to:

(i)         sales or transfers of accounts receivable by the Borrower to an SPE and by an SPE to any other Person in connection with any Accounts Receivable Securitization permitted by Section 7.05 (provided that the aggregate amount of such accounts receivable that shall have been transferred to and held by all SPEs at any time shall not exceed 133% of the amount of Accounts Receivable Securitizations permitted to be outstanding under Section 7.05),

(ii)         any Disposition of assets by the Borrower or any of its Subsidiaries to the Borrower or a Restricted Subsidiary,

(iii)        any transfer of assets by the Borrower of any of its Subsidiaries to any Person in exchange for other assets used in a line of business permitted under Section 7.12 and having a fair market value not less than that of the assets so transferred, or

(iv)        any transfer of assets pursuant to a Permitted Investment or any sale-leaseback (including sale-leasebacks involving Synthetic Leases) permitted by Section 7.14.

7.03	Fundamental Changes.

(a)        The Borrower shall not consolidate or merge with or into (whether or not the Borrower is the surviving Person), or Dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (i) the Borrower is the surviving Person, or the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation or partnership organized or existing under the laws of the United States, any state thereof or the District of Columbia; and (ii) the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the Obligations of the Borrower pursuant to an assumption agreement in a form reasonably satisfactory to the Administrative Agent, under this Agreement; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) the Borrower or any Person formed by or surviving any such consolidation or merger, or to

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which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) shall have Consolidated Net Worth (immediately after the transaction but prior to any purchase accounting adjustment resulting from the transaction) equal to or greater than the Consolidated Net Worth of the Borrower immediately preceding the transaction and (B) shall, at the time of such transaction and after giving effect thereto, be permitted to incur at least $1.00 of additional Indebtedness without breaching Section 7.05 and Section 7.22(a).

(b)        The Borrower shall deliver to the Administrative Agent prior to the consummation of the proposed transaction pursuant to the foregoing subsection (a) an officers’ certificate to the foregoing effect signed by a Responsible Officer of the General Partner and an opinion of counsel satisfactory to the Administrative Agent stating that the proposed transaction complies with this Agreement. The Administrative Agent and the Lenders shall be entitled to conclusively rely upon such officer’s certificate and opinion of counsel.

(c)        Upon any consolidation or merger, or Disposition of all or substantially all of the assets of the Borrower in accordance with this Section 7.03, the successor Person formed by such consolidation or into or with which the Borrower is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, or Disposition, the provisions of this Agreement referring to the “Borrower” shall refer to or include instead the successor Person and not the Borrower), and may exercise every right and power of the Borrower under this Agreement with the same effect as if such successor Person had been named as the Borrower in this Agreement; provided, however, that the predecessor Borrower shall not be relieved from the obligation to pay the Obligations except in the case of a sale of all of such Borrower’s assets that meets the requirements of this Section 7.03.

7.04      Acquisitions. Without limiting the generality of any other provision of this Agreement neither the Borrower nor any Restricted Subsidiary shall consummate any Acquisition unless (i) the primary purpose of such Acquisition is to expand or enhance the lines of business Borrower is engaged in on the Closing Date); (ii) such Acquisition is undertaken in accordance with all applicable Laws; (iii) the prior, effective written consent or approval to such Acquisition of the board of directors or equivalent governing body of the acquiree is obtained; and (iv) no Default or Event of Default will occur or be continuing and each of the representations and warranties of the Borrower in this Agreement will be true on and as of the date of such Acquisition, both before and after giving effect thereto. Any Acquisition permitted under the preceding sentence is herein called a “Permitted Acquisition.” Nothing in this Section 7.04 shall prohibit (x) the making by the Borrower of a Permitted Acquisition indirectly through the General Partner, the MLP or any of its or their Affiliates in a series of substantially contemporaneous transactions in which the Borrower or any Restricted Subsidiary (within the limits of Section 7.16) shall ultimately own the assets that are the subject of such Permitted Acquisition or (y) the assumption of Acquired Debt in connection therewith to the extent such Acquired Debt is (if not otherwise permitted to be incurred by the Borrower pursuant to this Agreement) upon such assumption immediately repaid (with the proceeds of Committed Loans or otherwise).

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7.05	Limitation on Indebtedness.

(a)        The Borrower shall not and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume or otherwise become directly or indirectly liable with respect to: (i) any Indebtedness (including Acquired Debt) other than (A) Permitted Indebtedness (other than Indebtedness described in clause (B) below) and (B) Indebtedness of the Borrower and its Subsidiaries through one or more SPEs in connection with Accounts Receivable Securitizations, which Indebtedness is not prohibited by Section 7.05(c), or (ii) any Synthetic Leases, and the Borrower shall not issue any Disqualified Interests and shall not permit any of the Restricted Subsidiaries to issue any shares of preferred stock, unless the Leverage Ratio (both before and after giving pro forma effect thereto) is equal to or less than 4.25 to 1.00.

(b)        The aggregate principal amount of all Synthetic Lease Obligations of the Borrower and the Restricted Subsidiaries and all Indebtedness for which the Borrower or any Restricted Subsidiary of the Borrower is at any time liable which is secured by any Lien on any property of the Borrower or any of the Restricted Subsidiaries (exclusive of Accounts Receivable Securitizations allowed under subsection (c) of this Section), shall not exceed $25,000,000 at any one time outstanding.

(c)        The aggregate amount of Indebtedness of the Borrower and its Subsidiaries through one or more SPEs in connection with Accounts Receivable Securitizations shall not exceed $160,000,000 at any one time.

(d)        Neither the Borrower nor any of the Restricted Subsidiaries shall be or become liable with respect to any letters of credit other than Letters of Credit hereunder.

(e)        All Indebtedness of the Borrower and its Restricted Subsidiaries that is subordinated to the Obligations in right of payment must be subordinated on substantially the terms and conditions set forth on Schedule 7.10.

(f)         In determining compliance with the ratio set forth in clause (a) of this Section 7.05, (i) the Swap Termination Value of all Hedging Obligations as of the date of calculation shall be included in the calculation of such ratio when testing for the incurrence of any Indebtedness and (ii) any increase in the Swap Termination Value with respect to any Hedging Obligations shall not be deemed to be a new “incurrence” requiring the calculation of the ratio set forth in such clause (a).

7.06      Transactions with Affiliates. The Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, Dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any of its or their Affiliates, including any Non-Recourse Subsidiary (each of the foregoing, an “Affiliate Transaction”), unless

(a)        such Affiliate Transaction is on terms that are no less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person, and

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(b)        with respect to (i) any Affiliate Transaction with an aggregate value in excess of $500,000, a majority of the directors of the General Partner having no direct or indirect economic interest in such Affiliate Transaction determines by resolution that such Affiliate Transaction complies with clause (a) above and approves such Affiliate Transaction, and (ii) concurrently with any Affiliate Transaction involving the purchase or other acquisition or Disposition of properties or assets other than in the ordinary course of business, in each case, having a fair market value or for net proceeds in excess of $15,000,000, the Borrower delivers to the Administrative Agent a certificate of the chief financial officer or other Responsible Officer certifying that such Affiliate Transaction is on terms that are no less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person;

provided, however, that (i) any employment agreement or stock option agreement entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Borrower (or the General Partner) or such Restricted Subsidiary, Restricted Payments permitted by the provisions of Section 7.09, and transactions entered into by the Borrower in the ordinary course of business in connection with reinsuring the self-insurance programs or other similar forms of retained insurable risks of the retail propane businesses operated by the Borrower, the Restricted Subsidiaries and its Affiliates, in each case, shall not be deemed Affiliate Transactions, and (ii) nothing in this Agreement shall authorize the payments by the Borrower to the General Partner or any other Affiliate of the Borrower for administrative expenses incurred by such Person other than such out-of-pocket administrative expenses as such Person shall incur and the Borrower shall pay in the ordinary course of business; and provided further, that the foregoing provisions of this Section 7.06 shall not apply to transfers of accounts receivable of the Borrower to an SPE in connection with any Accounts Receivable Securitization permitted by Section 7.05.

7.07	Use of Proceeds.

(a)        The Borrower shall not use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose; provided that the Borrower may use the proceeds of a Credit Extension to purchase or carry margin stock, so long as the purchase is made in compliance with Regulation U and Regulation X of the FRB and the Borrower has delivered to the Administrative Agent all forms, if any, required to be filed under such regulations.

(b)        The Borrower shall not use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act, other than the Blue Rhino Acquisition.

7.08      Use of Proceeds – Ineligible Securities. The Borrower shall not, directly or indirectly, use any portion of the Loan proceeds or any Letter of Credit (i) knowingly to purchase

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Ineligible Securities from the Arranger during any period in which the Arranger makes a market in such Ineligible Securities, (ii) knowingly to purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by the Arranger, or (iii) to make payments of principal or interest on Ineligible Securities underwritten or privately placed by the Arranger and issued by or for the benefit of the Borrower or any Affiliate of the Borrower.

7.09	Restricted Payments.

(a)        The Borrower shall not and shall not permit any of the Restricted Subsidiaries to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(i)         the Borrower and each Restricted Subsidiary may declare and pay dividends or other distributions payable solely in the common partnership interests, common stock, or other common equity interests of the Borrower or such Restricted Subsidiary, provided that Borrower’s interest in such Restricted Subsidiary is not diminished thereby (other than Disqualified Interests);

(ii)         each Subsidiary may make Restricted Payments to the Borrower and to wholly-owned Restricted Subsidiaries that are Guarantors (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to the Borrower and any such Subsidiary and also to each other owner of capital stock or other Equity Interests of the payor Subsidy on a pro rata basis based on their relative ownership interests);

(iii)        the Borrower and each Restricted Subsidiary that is a Guarantor may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests (other than Disqualified Interests); and

(iv)        the Borrower and each Restricted Subsidiary may declare and make Restricted Payments in addition to those listed above if, both before and after the declaration and the making thereof, all of the following conditions are satisfied:

(A)       The representations and warranties of the Borrower and the General Partner contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Restricted Payment, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 7.09, the representations and warranties contained in subsections (a) and

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(b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(B)        No Default shall exist, and no Default would result from such proposed Restricted Payments;

(C)       the Fixed Charge Coverage Ratio for the Borrower’s most recently ended four full fiscal quarters for which quarterly or annual financial statements are available immediately preceding the date on which such Restricted Payment is made, calculated on a pro forma basis as if such Restricted Payment had been made at the beginning of such four-quarter period, would have been more than 2.25 to 1.00 for each such period; and

(D)       such Restricted Payment, together with the aggregate of all other Restricted Payments (other than Restricted Payments permitted by the provisions of subsections (a)(i), (ii) or (iii) above) made by the Borrower and its Subsidiaries in the fiscal quarter during which such Restricted Payment is made, shall not exceed an amount equal to (x) Available Cash of the Borrower for the immediately preceding fiscal quarter plus (y) the lesser of (i) the amount of any Available Cash of the Borrower accrued during the first 45 days of such fiscal quarter and (ii) the excess of the aggregate amount of Loans that the Borrower could have borrowed over the actual amount of Loans outstanding, in each case as of the last day of the immediately preceding fiscal quarter.

For the purposes of this subsection (a), the amount of any Restricted Payment, if made other than in cash, shall be determined by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution in an officer’s certificate signed by a Responsible Officer of Borrower and delivered to the Administrative Agent, and the calculation of Consolidated Cash Flow shall give pro forma effect to Acquisitions (including all mergers and consolidations), Asset Sales and other dispositions and discontinuances of businesses or assets that have been made by such Person or any of the Restricted Subsidiaries during the reference period or subsequent to such reference period and on or prior to the date of calculation of Consolidated Cash Flow assuming that all such Acquisitions, Asset Sales and other dispositions and discontinuances of businesses or assets had occurred on the first day of the reference period.

(b)        The foregoing subsection (a) will not prohibit (i) the payment of any Restricted Payment within 60 days after the date on which the Borrower declares or otherwise becomes committed to make such Restricted Payment, if such declaration or commitment is allowed under subsection (a) at the time it is made or (ii) the refinancing of the 1998 Fixed Rate Senior Notes or the 2000 Fixed Rate Senior Notes provided that (w) no Default or Event of Default shall exist after giving effect to such refinancing, (y) the interest rate and financing costs of such new debt (the “New Debt”) are on market terms at the time the New Debt is arranged for, (x) no principal payments or sinking fund payments are required on the New Debt until at least one year after the Maturity Date, and both the maturity and the Weighted Average Life to Maturity of the New Debt are

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longer than the maturity and the Weighted Average Life to Maturity of the notes being refinanced, and (z) the terms of the New Debt, taken as a whole, are otherwise no more onerous to the Borrower and its Restricted Subsidiaries than the terms of this Agreement.

(c)        Not later than the date on which any Restricted Payment is made, the General Partner shall deliver to the Administrative Agent an officer’s certificate signed by a Responsible Officer of Borrower stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 7.09 were computed, which calculations may be based upon the Borrower’s latest available financial statements.

7.10      Prepayment of Subordinated Indebtedness. The Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, (a) purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Indebtedness that is subordinated to the Obligations, except for regularly scheduled payments of interest in respect of such Indebtedness required pursuant to the instruments evidencing such Indebtedness that are not made in contravention of the terms and conditions of subordination set forth on Schedule 7.10 or (b) directly or indirectly, make any payment in respect of, or set apart any money for a sinking, defeasance or other analogous fund on account of, Guarantees subordinated to the Obligations. The foregoing provisions will not prohibit the defeasance, redemption or repurchase of subordinated Indebtedness with the proceeds of Permitted Refinancing Indebtedness.

7.11      Dividend and Other Payment Restrictions Affecting Subsidiaries. The Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions to the Borrower or any of the Restricted Subsidiaries (1) on its Capital Interests or (2) with respect to any other interest or participation in, or interest measured by, its profits, (b) pay any indebtedness or other obligations owed to the Borrower or any of the Restricted Subsidiaries, (c) make loans or advances to the Borrower or any of the Restricted Subsidiaries or (d) transfer any of its properties or assets to the Borrower or any of the Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) Existing Indebtedness, (ii) this Agreement, the 2002 MLP Notes, the 2002 MLP Indenture the 1998 Note Purchase Agreement, the 1998 Fixed Rate Senior Notes, the 2000 Note Purchase Agreement and the 2000 Fixed Rate Senior Notes, (iii) applicable Laws, (iv) any instrument governing Indebtedness or Capital Interests of a Person acquired by the Borrower or any of the Restricted Subsidiaries as in effect at the time of such Acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such Acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that the Consolidated Cash Flow of such Person – to the extent that dividends, distributions, loans, advances or transfers thereof are limited by such encumbrance or restriction on the date of acquisition – is not taken into account in determining whether such acquisition was permitted by the terms of this Agreement, (v) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (vi) purchase money obligations for

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property acquired in the ordinary course of business that impose restrictions of the nature described in clause (d) above on the property so acquired, (vii) Permitted Refinancing Indebtedness of any Existing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced or (viii) other Indebtedness permitted to be incurred subsequent to the Closing Date pursuant to the provisions of Section 7.05, provided that such restrictions are no more restrictive than those contained in this Agreement.

7.12      Change in Business. The Borrower shall not, and shall not suffer or permit any Restricted Subsidiary to, engage in any material line of business substantially different from those lines of business carried on by the Borrower and the Restricted Subsidiaries on the date of this Agreement.

7.13      Accounting Changes. The Borrower shall not, and shall not suffer or permit any Restricted Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any Restricted Subsidiary except as required by the Code.

7.14      Limitation on Sale and Leaseback Transactions. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any arrangement with any Person providing for the leasing by the Borrower or such Restricted Subsidiary of any property that has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person in contemplation of such leasing; provided, however, that the Borrower or such Restricted Subsidiary may enter into such sale and leaseback transaction if either: (i) the Borrower could have (A) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale and leaseback transaction in compliance with Section 7.5 and Section 7.22(a) and also (B) granted a Lien to secure such Indebtedness pursuant to Section 7.01; or (ii) the lease in such sale and leaseback transaction is for a term not in excess of the lesser of (A) three years and (B) 60% of the remaining useful life of such property.

7.15      Amendments of Organization Documents or Certain Debt Agreements. The Borrower shall not modify, amend, supplement or replace, nor permit any modification, amendment, supplement or replacement of, the Organization Documents of the General Partner, the Borrower or any Subsidiary of the Borrower, the 2002 MLP Notes, the 2002 MLP Indenture, the 1998 Fixed Rate Senior Notes, the 1998 Note Purchase Agreement, the 2000 Fixed Rate Senior Notes or the 2000 Note Purchase Agreement or any document executed and delivered in connection with any of the foregoing, in any respect that would adversely affect the Lenders, the Borrower’s ability to perform the Obligations, or any Guarantor’s ability to perform its obligations under its Guaranty, in each such case without the prior written consent of the Administrative Agent and the Required Lenders. Furthermore, the Borrower shall not permit any modification, amendment, supplement or replacement of the Organization Documents of the MLP that would have a material effect on the Borrower without the prior written consent of the Administrative Agent and the Required Lenders.

7.16      Operations through Restricted Subsidiaries. The Borrower shall not conduct any of its operations through any Restricted Subsidiary unless:

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(a)        such Restricted Subsidiary executes a Guaranty guaranteeing payment of the Obligations accompanied by an opinion of counsel to the Restricted Subsidiary, acceptable to the Administrative Agent and addressed to the Administrative Agent and the Lenders as to the due authorization, execution, delivery and enforceability of the Guaranty;

(b)        such Restricted Subsidiary does not incur or allow to be outstanding any Indebtedness other than (i) Indebtedness owed to the Borrower or any other Restricted Subsidiary, (ii) Acquired Debt otherwise permitted by this Agreement, (iii) trade debt (to the extent, if any, such trade debt is Indebtedness), and (iv) Indebtedness not described in the immediately preceding clauses (i) through (iii) in an amount not to exceed $25,000,000;

(c)        the Consolidated Cash Flow of such Restricted Subsidiary and all other Restricted Subsidiaries for any fiscal year (but including only that portion of the Consolidated Cash Flow derived from the Restricted Subsidiaries acquired in connection with the Blue Rhino Acquisition that is greater than $5,000,000 per fiscal year) shall not exceed 20% of the Consolidated Cash Flow of the Borrower and the Restricted Subsidiaries for such fiscal year;

(d)        the value of the assets of such Restricted Subsidiary and all other Restricted Subsidiaries for any fiscal year (but including only that portion of the book value of the assets of the Restricted Subsidiaries acquired in connection with the Blue Rhino Acquisition that is greater than $50,000,000) shall not exceed 20% of the consolidated value of the assets of the Borrower and the Restricted Subsidiaries for such fiscal year, as determined in accordance with GAAP;

(e)        such Restricted Subsidiary is organized under the laws of (i) the United States or any State thereof, (ii) the Republic of Mexico or a political subdivision thereof, (iii) the Commonwealth of Puerto Rico, (iv) the U.S. Virgin Islands, or (v) Canada or a political subdivision thereof; and

(f)         such Restricted Subsidiary maintains substantially all of its assets and conducts substantially all of its business within the United States; provided that Restricted Subsidiaries organized under the laws of (i) the Republic of Mexico or a political subdivision thereof, (ii) the Commonwealth of Puerto Rico, (iii) the U.S. Virgin Islands, or (iv) Canada or a political subdivision thereof may maintain assets and conduct business in its respective jurisdiction of organization.

The Borrower shall not conduct any of its operations through, and shall not establish, create or otherwise invest in, any Unrestricted Subsidiary unless the same shall be a Permitted Investment.

7.17	Financial Covenants.

(a)        Leverage Ratio. The Borrower shall not permit the Leverage Ratio to be more than 4.50 to 1.00 as of the last day of any fiscal quarter.

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(b)        Interest Coverage Ratio. The Borrower shall not permit the Interest Coverage Ratio to be less than 2.50 to 1.00 as of the last day of any fiscal quarter.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default. Any of the following shall constitute an Event of Default:

(a)        Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within five days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee or any other amount due hereunder or under any other Loan Document; or

(b)        Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in Sections 6.03 (other than subsection (d) thereof), 6.09 or Article VII; or

(c)        Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for a period of 30 days after the earlier of (i) the date upon which a Responsible Officer of Borrower or such other Loan Party knew or reasonably should have known of such failure or (ii) the date upon which written notice thereof is given to Borrower by the Administrative Agent or any Lender; or

(d)        Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made; or

(e)        Cross-Default. (i) The Borrower, the General Partner, or any Restricted Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, but after giving effect to any applicable grace periods) in respect of any Indebtedness, Synthetic Lease Obligation, or Contingent Obligation (other than Indebtedness hereunder and Indebtedness under any Swap Contract or any Commodity Swaps) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, Synthetic Lease Obligation, or Contingent Obligation or contained in any document evidencing, securing or relating thereto (in each case, after giving effect to any applicable grace periods), or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders or the beneficiary or beneficiaries of such Indebtedness, Synthetic Lease Obligation, or Contingent Obligation (or a trustee or agent on behalf of such holder or holders or

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beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness, Synthetic Lease Obligation, or Contingent Obligation to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness, Synthetic Lease Obligation, or Contingent Obligation to be made or required, prior to its stated maturity, or cash collateral in respect thereof to be demanded or required; or (ii) there occurs under any Swap Contract or any Commodity Swap an Early Termination Date (as defined in such Swap Contract or Commodity Swap) resulting from (A) any event of default under such Swap Contract or Commodity Swap as to which the Borrower or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract or Commodity Swap) or (B) any Termination Event (as so defined) under such Swap Contract or Commodity Swap as to which the Borrower or any Restricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Restricted Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)         Insolvency Proceedings, Etc. The Borrower, the General Partner, the MLP or any Restricted Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)        Inability to Pay Debts; Attachment. (i) The Borrower, the General Partner, the MLP or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)        Judgments. There is entered against the Borrower, the General Partner, or any Restricted Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

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(i)         ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to any Pension Plan, any Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)         Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)	Adverse Change. There occurs a Material Adverse Effect; or

(l)         Certain Indenture Defaults, Etc. To the extent not otherwise within the scope of Section 8.01(e) above, (i) any “Event of Default” shall occur and be continuing under and as defined in the 1998 Note Purchase Agreement or the 2000 Note Purchase Agreement or (ii) any of the following shall occur under or with respect to any Indebtedness guaranteed by the Borrower or its Subsidiaries (collectively, the “Guaranteed Indebtedness”): (A) any demand for payment shall be made under any such Guaranty Obligation with respect to the Guaranteed Indebtedness or (B) so long as any such Guaranty Obligation shall be in effect (x) the Borrower or any such Subsidiary shall fail to pay principal of or premium, if any, or interest on such Guaranteed Indebtedness after the expiration of any applicable notice or cure periods or (y) any “event of default” (however defined) shall occur and be continuing under such Guaranteed Indebtedness which results in the acceleration of such Guaranteed Indebtedness.

8.02      Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)        declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)        declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

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(c)        require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)        exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Laws;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03      Application of Funds. After the exercise of any remedy provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral

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after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01      Appointment and Authorization of Administrative Agent. Each of the Lenders and each L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and each L/C Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

9.02      Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03      Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)        shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)        shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)        shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

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The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02 or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or a L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04      Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or a L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05      Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06      L/C Issuers. Each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in this Article IX with respect to any acts taken or

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omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article IX included such L/C Issuer with respect to such acts or omissions.

9.07      Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make

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other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.08      Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.09      No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Documentation Agents or Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuer hereunder.

9.10	Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)        to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(i) and (j), 2.09, and 10.04, allowed in such judicial proceeding; and

(b)        to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements

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and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.11	Collateral and Guaranty Matters.

The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)        to release any Lien on any property that may hereafter be granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b)        to subordinate any Lien on any property that may hereafter be granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and

(c)        to release any Guarantor from its obligations under its Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11.

ARTICLE X.

MISCELLANEOUS

10.01    Amendments, Etc. No amendment, waiver or consent shall change any provision of this sentence or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender. Additionally, no other amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective

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only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)        waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b)        extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)        postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)        reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit fees at the Default Rate;

(e)        change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)         change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(g)        subject to Section 9.11, release any Guarantor from its Guaranty without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuers in addition to the Lenders required above, affect the rights or duties of the L/C Issuers under this Agreement and no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or

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any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.02	Notices and Other Communications; Facsimile Copies.

(a)        Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)         if to the Borrower, the Administrative Agent, any L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)         if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)        In addition to the delivery of materials as permitted in the penultimate paragraph of Section 6.02, all other notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuers pursuant to Article II if such Lender or the L/C Issuers, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. In addition to the delivery of materials permitted in Section 6.02, the Administrative Agent or the Borrower may, in its discretion, agree to accept all other notices and communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such

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notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)        THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OR ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)        Each of the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)        The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and

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the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03    No Waiver; Cumulative Remedies. No failure by any Lender, any LC Issuer, or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04	Expenses; Indemnity; Damage Waiver.

(a)        The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)        The Borrower shall indemnify the Administrative Agent, each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, or in the case of the Administrative Agent and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds

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therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)        To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(c).

(d)        To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through e-mail or other electronic information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for such direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee or from a breach in bad faith of such Indemnitee's

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obligations hereunder or under any Loan Document, in any case, as determined by final and nonappealable judgment of a court of competent jurisdiction.

(e)        All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)         The agreements in this Section shall survive the resignation of the Administrative Agent and any L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, any L/C Issuer, or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06	Successors and Assigns.

(a)        The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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(b)        Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that

(i)         except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowe r otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)         each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans;

(iii)        any assignment of a Commitment must be approved by the Administrative Agent, each L/C Issuer and the Swing Line Lender unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv)        the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its

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obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections  3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)        The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrower and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d)        Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections  3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

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(e)        A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)         Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)        The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)        Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of a L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund riparticipations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor

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L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the LC Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any permitted assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or any other Loan Party; provided that such disclosure is not in breach of a confidentiality agreement with a Loan Party, which breach is known to the Administrative Agent or such Lender or L/C Issuer.

For purposes of this section, “Information” means all information received from the Borrower or any Subidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Admninistrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and any L/C Issuer acknowledges that (a) the information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

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10.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate applicable to it, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and

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delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)        the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)        such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)        in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)	such assignment does not conflict with applicable Laws.

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A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14	Governing Law.

(a)        THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)        ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

10.15    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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10.16    USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

10.17    Ratification of Agreements. This Agreement amends and restates in its entirety the Existing Credit Agreement, together with the promissory notes made by Borrower thereunder (collectively, the “Existing Loan Documents”). Borrower hereby agrees that the Indebtedness outstanding under the Existing Loan Documents and all accrued and unpaid interest thereon and all accrued and unpaid fees under the Existing Loan Documents shall be deemed to be outstanding under and governed by this Agreement. Each undersigned Lender, which is also a party to the Existing Credit Agreement, hereby consents to the amendment and restatement of each Guaranty pursuant to an Amended and Restated Guaranty dated as of the date hereof, executed by each Guarantor in favor of the Administrative Agent and the Lenders, in form and substance satisfactory to the Administrative Agent.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

FERRELLGAS, L.P.

By:	Ferrellgas, Inc., as its general partner
By:
Kevin T. Kelly, Senior Vice President
and Chief Financial Officer

FERRELLGAS, INC.

By:
Kevin T. Kelly, Senior Vice President
and Chief Financial Officer

S - 1

BANK OF AMERICA, N.A., as

Administrative Agent

By:
Name:
Title:

S - 2

BANK OF AMERICA, N.A., as a Lender, an L/C Issuer and Swing Line Lender

By:
Name:
Title:

S - 3

BNP PARIBAS, as a Lender and an L/C Issuer

By:
Name:
Title:
By:
Name:
Title:

S - 4

JPMORGAN CHASE BANK, NA, as a Lender

By:
Name:
Title:

S - 5

WELLS FARGO BANK, N.A., as a Lender

By:
Name:
Title:

S - 6

LASALLE BANK NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

S - 7

BANK OF OKLAHOMA, NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

S - 8

HIBERNIA NATIONAL BANK, as a Lender

By:
Name:
Title:

S - 9

SOCIETE GENERALE, as a Lender

By:
Name:
Title:

S - 10

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

S - 11

CREDIT SUISSE FIRST BOSTON

CAYMAN ISLANDS BRANCH, as a Lender

By:
Name:
Title:

S - 12

FIFTH THIRD BANK, as a Lender

By:
Name:
Title:

S - 13

LEHMAN COMMERCIAL PAPER INC., as a Lender

By:
Name:
Title:

S - 14

SCHEDULE 2.01

COMMITMENTS

AND PRO RATA SHARES

Lender	Commitments	Pro Rata Share
Bank of America, N.A.	$ 45,000,000.00	13.64%
JPMorgan Chase Bank, NA	$ 45,000,000.00	13.64%
BNP Paribas	$ 37,000,000.00	11.21%
Wells Fargo Bank, N.A.	$ 37,000,000.00	11.21%
Credit Suisse First Boston	$ 32,000,000.00	9.70%
LaSalle Bank National Association	$ 32,000,000.00	9.70%
Societe Generale	$ 32,000,000.00	9.70%
Lehman Commercial Paper Inc.	$ 20,000,000.00	6.06%
Bank of Oklahoma, National Association	$ 15,000,000.00	4.55%
U.S. Bank National Association	$ 15,000,000.00	4.55%
Fifth Third Bank	$ 12,500,000.00	3.79%
Hibernia National Bank	$ 7,500,000.00	2.27%
Totals:	$ 330,000,000.00	100.00%

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SCHEDULE 5.05

ADDITIONAL FINANCIAL DISCLOSURES

None.

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SCHEDULE 5.11

SUBSIDIARIES

AND OTHER EQUITY INVESTMENTS

Part (a).	Subsidiaries.	Ferrellgas Receivables, LLC
bluebuzz.com, Inc.
Quickship, Inc.
Blue Rhino Global Servicing LLC
Uniflame Corporation
R-4 Technical Center – North Carolina, LLC
Uni-Asia Ltd.
Blue Rhino Canada, Inc.
Ferrellgas Finance Corp.

Part (b).	Other Equity Investments.	None

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SCHEDULE 7.01

EXISTING LIENS

None.

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SCHEDULE 7.05

EXISTING INDEBTEDNESS

Existing Indebtedness as of Closing Date:

Notes Payable	$7,563,000

Ferrellgas Receivables, LLC Accounts Receivable Securitization Facility
Capacity of $100mm; borrowings thereon of $70.9mm	$70,900,000

Note Purchase Agreement (Dated as of July 1, 1998)	$350,000,000

Note Purchase Agreement (Dated as of February 1, 2000)	$184,000,000

Indenture (Dated as of April 20, 2004)	$249,185,000

Capital Lease Obligations	$323,000

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SCHEDULE 7.10

SUBORDINATION PROVISIONS

Capitalized terms that are used but not otherwise defined in this Schedule 7.10 have the meanings given to such terms in the Credit Agreement.

ARTICLE X

SUBORDINATION

Section X.01	Agreement to Subordinate.

The Company agrees, and each Securityholder by accepting a Security agrees, that the Indebtedness evidenced by the Security is subordinated in right of payment, to the extent and in the manner provided in this Article, to the prior payment in full in cash or Cash Equivalents of all Senior Debt (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed), and that the subordination is for the benefit of the holders of Senior Debt.

Section X.02	Certain Definitions.

“1998 Fixed Rate Senior Notes” means, collectively, (a) the $109,000,000 6.99% Senior Notes, Series A, due August 1, 2005, (b) the $37,000,000 7.08% Senior Notes, Series B, due August 1, 2006, (c) the $52,000,000 7.12% Senior Notes, Series C, due 2008, (d) the $82,000,000 7.24% Senior Notes, Series D, due August 1, 2010 and (e) the $70,000,000 7.42% Senior Notes, Series E, due August 1, 2013, in each case issued by the Borrower pursuant to the 1998 Note Purchase Agreement.

“1998 Note Purchase Agreement” means the Note Purchase Agreement, dated as of July 1, 1998, among the Borrower and the Purchasers named therein, pursuant to which the 1998 Fixed Rate Senior Notes were issued.

“2000 Note Purchase Agreement” means the Note Purchase Agreement, dated as of February 1, 2000, among the Borrower and the Purchasers named therein, pursuant to which the 2000 Fixed Rate Senior Notes were issued.

“2000 Fixed Rate Senior Notes” means, collectively, (a) the $21,000,000 8.68% Senior Notes, Series A, due August 1, 2006, (b) the $90,000,000 8.78% Senior Notes, Series B, due August 1, 2007 and (c) the $73,000,000 8.87% Senior Notes, Series C, due August 1, 2009, in each case issued by the Borrower pursuant to the 2000 Note Purchase Agreement.

“Cash Equivalents” means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than eighteen months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding

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six months and overnight bank deposits, in each case with any Lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of “B” or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard and Poor’s Corporation and in each case maturing within nine months after the date of acquisition and (vi) investments in money market funds all of whose assets consist of securities of the types described in the foregoing clauses (i) through (v).

“Company” means Ferrellgas, L.P., a Delaware limited partnership.

“Credit Agreement” means that certain Fifth Amended and Restated Credit Agreement, dated as of April 22, 2005 among the Company, Ferrellgas, Inc., the financial institutions party therein (each a “Lender” and collectively, the “Lenders”) and Bank of America, N.A., as administrative agent for the Lenders, including any related notes, letters of credit and applications therefor, and other instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

“Designated Senior Debt” means (i) the Senior Term Debt and the Senior Revolving Debt and (ii) any other Senior Debt permitted hereunder the principal amount of which is $20 million or more and that has been designated by the Company as “Designated Senior Debt.”

“Insolvency or Liquidation Proceedings” means (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, relative to the Company, as such, or to its assets, or (ii) any liquidation, dissolution, reorganization or winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company.

“Representative” means the indenture trustee or other trustee, agent or representative for any Senior Debt.

“Senior Debt” means (i) the Senior Term Debt and the Senior Revolving Debt and (ii) any other Indebtedness that is permitted to be incurred by the Company pursuant to this Indenture unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Securities. Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include (x) any Indebtedness of the Company to the MLP, the General Partner or any Subsidiary of the Company, (y) any Indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business (other than with the proceeds of revolving credit borrowings permitted hereby) and (z) any Indebtedness that is incurred in violation of this Indenture.

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“Senior Revolving Debt” means the principal of and interest on all loans, reimbursement obligations and other extensions of credit under the Credit Agreement or any other agreement providing for, evidencing or securing any Permitted Refinancing Indebtedness in respect of any such loans, reimbursements, obligations, and other extensions of credit (including in each case any amendment, renewal, supplement, extension, refinancing, restructuring, refunding or other modification thereof) and all premiums, expenses, fees, reimbursements, indemnities and other amounts owing by the Company pursuant to the Credit Agreement or any such other agreement.

“Senior Term Debt” means all Indebtedness represented by the 1998 Fixed Rate Senior Notes, the 2000 Senior Fixed Rate Notes and any Permitted Refinancing Indebtedness in respect thereof and (without duplication) all premiums, expenses, fees, reimbursements, indemnities and other amounts owing by the Company in respect of such 1998 Fixed Rate Senior Notes, the 2000 Senior Fixed Rate Notes and Permitted Refinancing Indebtedness.

A distribution may consist of cash, securities or other property, by set-off or otherwise.

Section X.03	Liquidation Dissolution: Bankruptcy.

In the event of any Insolvency or Liquidation Proceeding:

(1)        holders of Senior Debt shall be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before Securityholders shall be entitled to receive any payment with respect to the Securities (except that so long as the Securities are not treated in any Insolvency or Liquidation Proceeding as part of the same class of claims as the Senior Debt or any class of claim on a parity with or senior to the Senior Debt for any payment or distribution, the Securityholders may receive securities that are (i) subordinated at least to the same extent as the Securities to (a) all unpaid Senior Debt and (b) any securities issued in exchange for Senior Debt and (ii) authorized by an order or decree of a court of competent jurisdiction in an Insolvency or Liquidation Proceeding which gives effect to the subordination of the Securities to all unpaid Senior Debt in a manner and with an effect which would be required if this parenthetical clause were not included in this paragraph; provided that such Senior Debt is assumed by the new corporation, partnership or other entity, if any, resulting from any such reorganization or readjustment and issuing such securities); and

(2)        until all Obligations in respect of Senior Debt (as provided in subsection (1) above) are paid in full in cash or Cash Equivalents, any payment or distribution of any kind or character, whether in cash, securities or other property (including any payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of the Company being subordinated to the payment of the Securities) which may be payable or deliverable in respect of the Securities in any such Insolvency or Liquidation Proceeding shall be made to holders of Senior Debt (pro rata on the basis of the respective amounts of Senior Debt held by them). For the purposes hereof, the amount of Senior Debt shall include, without

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3

limitation, the undrawn amounts of any outstanding letters of credit and the amounts that will be owing to the holders of Senior Debt upon the termination of any outstanding derivative contracts.

Section X.04	Default on Designated Senior Debt.

No payment or distribution shall be made to the Trustee or any Securityholder in respect of obligations with respect to the Securities and the Company and its Subsidiaries shall not, directly or indirectly, acquire from the Trustee or any Securityholder any Securities for cash or property (other than securities that are subordinated at least to the same extent as the Securities to (a) Senior Debt and (b) any securities issued in exchange for Senior Debt) until all principal, interest and other Obligations in respect of Senior Debt have been paid in full in cash or Cash Equivalents if:

(i)         a default in the payment of any principal, interest or other Obligations in respect of any Designated Senior Debt occurs and is continuing beyond any applicable grace period in the agreement, indenture or other document governing such Designated Senior Debt; or

(ii)         a default, other than a payment default, on any Designated Senior Debt occurs and is continuing that then permits holders of such Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of the default (a “Payment Blockage Notice”) from a Person who may give it pursuant to Section X. 12 hereof. Not more than one effective Payment Blockage Notice shall be given within a period of 360 consecutive days and there shall be a period of at least 181 consecutive days in each 360 consecutive day period when no Payment Blockage Period (as defined below) is in effect.

The Company may and shall resume payments on and distributions in respect of the Securities and may acquire them upon the earlier of:

(1)	the date upon which the default is cured or waived, or

(2)        in the case of a default referred to in Section X.04(ii) hereof, 179 days pass after notice was given or deemed to have been given (“Payment Blockage Period”) if the maturity of such Designated Senior Debt has not been accelerated, if this Article otherwise permits the payment, distribution or acquisition at the time of such payment or acquisition.

Section X.05	When Distribution Must Be Paid-Over.

In the event that the Trustee or any Securityholder receives any payment or other distribution in respect of the Securities in violation of Sections X.03 or X.04 hereof, then and in such event such payment or distribution shall be received and held in trust for and shall be paid over to the holders of Senior Debt (pro rata on the basis of the respective amounts of Senior Debt held by them), to the extent necessary to pay all Senior Debt in full in cash or Cash Equivalents after giving effect to any substantially concurrent payment to the holders of such Senior Debt, for application to the payment in full in cash or Cash Equivalents of Senior Debt (except that so long as the Securities are not treated in any Insolvency or Liquidation Proceeding as part of the same

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4

class of claims as the Senior Debt or any class of claim on a parity with or senior to the Senior Debt for any payment or distribution, the Securityholders may receive securities that are (i) subordinated at least to the same extent as the Securities to (a) all unpaid Senior Debt and (b) any securities issued in exchange for Senior Debt and (ii) authorized by an order or decree of a court of competent jurisdiction in an Insolvency or Liquidation Proceeding which gives effect to the subordination of the Securities to all unpaid Senior Debt in a manner and with an effect which would be required if this parenthetical clause were not included in this paragraph; provided that such Senior Debt is assumed by the new corporation, partnership or other entity, if any, resulting from any such reorganization or readjustment and issuing such securities).

Section X.06	Restrictions on Payments of Principal.

Notwithstanding any other provision hereof (including this Article X), the Issuers, the Company and the Securityholders agree that no payment shall be made by the Company in respect of the principal of the Securities prior to _______________, whether upon stated maturity, mandatory prepayment, acceleration, by deposit to any defeasance account or otherwise; provided that, nothing set forth above in this Section X.06 shall prohibit the acceleration of the Securities or the exercise of remedies in respect of the Securities by the Trustee or the Securityholders in accordance with the terms hereof so long as (i) the holders of Senior Debt shall have received from the Trustee at least five (5) days prior written notice of such acceleration or exercise of remedies, as the case may be, and (ii) any payment or distribution of cash, securities, or any other property of any kind or character to or for the benefit of the Securityholders in respect of such acceleration or such exercise of remedies shall promptly be paid over or distributed to the holders of Senior Debt (pro rata on the basis of the respective amounts of Senior Debt held by them) until the Senior Debt shall have been paid in full in cash or Cash Equivalents (other than securities that are subordinated to at least the same extent as the Securities to (a) Senior Debt and (b) any securities issued in exchange for Senior Debt) and, in furtherance of the foregoing, (x) the provisions of Section X.05 shall be applicable in such circumstances and (y) the provisions of this Section X.06 shall not modify or limit in any way the application of Sections X.03, X.04 or X.05.

Section X.07	Notice by the Company.

The Company shall promptly notify the Trustee and the Paying Agent of any facts known to the Company that would cause a payment of any obligations in respect of the Securities to violate this Article, but failure to give such notice shall not affect the subordination of the Securities to the Senior Debt as provided in this Article.

Section X.08	Subrogation.

After all Senior Debt is paid in full in cash or Cash Equivalents and until the Securities are paid in full, Securityholders shall be subrogated (equally and ratably with all other Indebtedness pari passu with the Securities) to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt to the extent that distributions otherwise payable to the Securityholders have been applied to the payment of Senior Debt. A distribution made under

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this Article to holders of Senior Debt that otherwise would have been made to Securityholders is not, as between the Company and Securityholders, a payment by the Company on the Securities.

Section X.09	Relative Rights.

This Article defines the relative rights of Securityholders and holders of Senior Debt. Nothing in this Indenture shall:

(1)        impair, as between the Company and Securityholders, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on the Securities in accordance with their terms;

(2)        affect the relative rights of Securityholders, and creditors of the Company other than their rights in relation to holders of Senior Debt; or

(3)        prevent the Trustee or any Securityholder from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders and owners of Senior Debt to receive distributions and payments otherwise payable to Securityholders.

If the Company fails because of this Article to pay principal of or interest on a Security on the due date, the failure is still a Default or Event of Default.

Section X.10	No Waive of Subordination.

No right of any holder of Senior Debt or any of its Representatives to enforce the subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Issuers or the Company or by any act or failure to act by any such holder or Representative or by any noncompliance by the Issuers or the Company with the terms, provisions and covenants of this Article regardless of any knowledge thereof which such holder thereof may have or be otherwise charged with.

Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Debt and their Representatives may, at any time and from time to time, without the consent of or notice to the Securityholders or the Trustee, without incurring responsibility to the Securityholders or the Trustee and without impairing or releasing the subordination benefits provided in this Indenture or the obligations provided by this Article of the Securityholders to the holders of Senior Debt, do any one or more of the following even if any right to reimbursement or subrogation or other right or remedy of the Securityholders is affected, impaired or extinguished thereby:

(a)        change the manner, place or terms of payment or change or extend the time of payment of, or renew, exchange, amend or alter, the terms of any Senior Debt, any security therefor or guaranty thereof or any liability of the Company or any guarantor to such holder, or any liability incurred directly or indirectly in respect thereof, or otherwise amend, renew, exchange, modify or supplement in any manner Senior Debt or any instrument evidencing or guaranteeing or securing the same or any agreement under which Senior Debt is outstanding;

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(b)        sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and any order any property pledged, mortgaged or otherwise securing Senior Debt or any liability of the Company or any guarantor to such holder, or any liability incurred directly or indirectly in respect thereof;

(c)        settle or compromise any Senior Debt or any other liability of the Company or any guarantor of the Senior Debt to such holder or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including, without limitation, Senior Debt) in any manner or order; and

(d)        fail to take or record or otherwise perfect, for any reason or for no reason, any Lien securing Senior Debt by whomsoever granted, exercise or delay in or refrain from exercising any right or, remedy against the Company or any security or any guarantor or any other Person, elect any remedy and otherwise deal freely with the Company, any security and any guarantor of the Senior Debt or any liability of the Issuers or the Company or any guarantor to such holder or any liability incurred directly or indirectly in respect thereof.

Each Securityholder by purchasing or accepting the Securities waives any and all notice from any holder of Senior Debt or any Representative thereof, of the creation, modification, renewal, extension or accrual of any Senior Debt and notice of or proof of reliance by any holder of Senior Debt and the Senior Debt shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Indenture, and all dealings between the Issuers or the Company and the holders of the Senior Debt shall be deemed to have been consummated in reliance upon this Indenture.

Section X.11	Distribution or Notice to Representative.

Whenever a distribution is to be made or a notice given to holders of Senior Debt, the distribution may be made and the notice given to their Representative.

Upon any payment or distribution of assets of the Company referred to in this Article X, the Trustee and the Securityholders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such Representative or of the liquidating trustee or agent or other Person making any distribution to the Trustee or to the Securityholders for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Debt and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article X.

Section X.12	Rights of Trustee and Paying Agent.

Notwithstanding the provisions of this Article X or any other provision of this Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment or distribution by the Trustee, and the Trustee and the Paying Agent may continue to make payments on the Securities, unless the Trustee shall have received at its Corporate Trust Office at least five (5) days prior to the date of such payment

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written notice of facts that would cause the payment of any obligations in respect of the Securities to violate this Article. Only the Company or a Representative may give the notice.

The Trustee in its individual or any other capacity may hold Senior Debt with the same rights it would have if it were not Trustee. Any Paying Agent may do the same with like rights.

Section X.13	Authorization to Effect Subordination.

Each Holder of a Security by the Holder’s acceptance thereof authorizes and directs the Trustee on the Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article X, and appoints the Trustee to act as the Holder’s attorney-in-fact for any and all such purposes. If the Trustee does not file a proper proof of claim or proof of debt in the form required in any Insolvency or Liquidation Proceeding at least 30 days before the expiration of the time to file such claim, the Administrative Agent under the Credit Agreement is hereby authorized (but not required) to file an appropriate claim for and on behalf of the Holders of the Securities.

Section	X.14	Amendments.

The provisions of this Article X shall not be amended or modified without the written consent of the holders of all Senior Debt.

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SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE,

CERTAIN ADDRESSES FOR NOTICES

BORROWER:

Ferrellgas, L.P.

7500 College Blvd., Suite 1000

Overland Park, Kansas 66210

Attention: Chief Financial Officer

Telephone: (913) 661-1500

Facsimile: (913) 661-1537

Electronic Mail: kevinkelly@ferrellgas.com

Website Address: www.ferrellgas.com

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

Bank of America, N.A.

901 Main St.

Mail Code: TX1-492-14-12

Dallas, Texas 75202-3714

(for payments and Requests for Credit Extensions):

Attention: Ramon Presas

Telephone: 214-209-2642

Facsimile: 214-290-8364

Electronic Mail: ramon.presas@bankofamerica.com

Account No.: 1292000883

Ref: Ferrellgas LP

ABA# 111000012

Other Notices as Administrative Agent:

Agency Management

901 Main St.

Mail Code: TX1-492-14-11

Dallas, Texas 75202-3714

Attention: Renita Cummings

Telephone: (214) 209-4130

Facsimile: (214) 290-8371

Electronic Mail: renita.m.cummings@bankofamerica.com

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L/C ISSUERS:

BANK OF AMERICA, N.A.

700 Louisiana, 8th Floor

Mail Code: TX4-213-08-14

Houston, Texas 77002

Attention: Pamela Rodgers

Telephone: 713-247-7246

Facsimile:	713-247-7202

Electronic Mail: pamela.rodgers@bankofamerica.com

BNP PARIBAS

787 Seventh Avenue

New York, NY 10019

Attention: Rick Wernli

Telephone: (212) 841-2142

Facsimile: (212) 841-2536

Electronic Mail: rick.wernli@americas.bnpparibas.com

SWING LINE LENDER:

Bank of America, N.A.

901 Main St.

TX1-492-14-12

Dallas, Texas 75202-3714

Attention: Ramon Presas

Telephone: (214) 209-2642

Facsimile: (214) 290-8364

Electronic Mail: ramon.presas@bankofamerica.com

Account No.: 1292000883

Ref: Ferrellgas LP

ABA# 111000012

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LENDERS:

BANK OF AMERICA, N.A.

901 Main St.

Mail Code: TX1-492-14-12

Dallas, Texas 75202-3714

(Credit Contact)

Bank of America, N.A.

700 Louisiana, 8th Floor

Houston, TX 77002

Attention: Cla Liu

Telephone (713) 247-7235

Fax: (713) 247-7286

E-mail: Claire.Liu@BankofAmerica.com

(Operations Contact and Payment Instructions)

Attention: Ramon Presas

Telephone: 214-209-2642

Facsimile: 214-290-8364

Electronic Mail: ramon.presas@bankofamerica.com

Account No.: 1292000883

Ref: Ferrellgas LP

ABA# 111000012

JPMORGAN CHASE BANK, NA

600 Travis Street, 20th Floor

Houston, TX 77002

(Credit Contact – Notification/Documentation Contacts):

JPMorgan Chase Bank, NA

600 Travis Street, 20th Floor

Houston, Texas 77002

Attention: Jeanie Gonzalez

Telephone: (713) 216-7705

Facsimile: (713) 216-7794

Electronic Mail: jeanie.gonzalez@bankone.com

(Administrative Contact – Borrowing, Paydowns, Interest, Fees, Etc. ):

1 Bank One Plaza, Suite IL1-0010

Chicago, IL 60603-0010

Attention: Deborah Turner

Telephone: (312) 385-7081

Facsimile: (312) 385-7097

Electronic Mail: deborah_a_turner@bankone.com

068800 000057 DALLAS 1872243.4

3

(Payment Instructions):

JPMorgan Chase Bank, NA

One BankOne Plaza

Assistant Vice President

ABA#: 071000013

Account Number: 481152860000

Account Name: LS2 Incoming Account

Attention: Deborah Turner

Re: Ferrelgas, LP

WELLS FARGO BANK, N.A.

1445 Ross Avenue

Suite 2360, MAC T5303-233

Dallas, Texas 75202

(Credit Contact and Draft Documentation Contact):

Wells Fargo Bank, N.A.

1445 Ross Ave.

Suite 2360

MAC: T5303-233

Dallas, Texas 75202

Attention: Alan Alexander

Telephone: (214) 661-1235

Facsimile: (214) 661-1242

Electronic Mail: alexana@wellsfargo.com

(Operations Contact and L/C Contact):

Wells Fargo Bank, N.A.

1740 Broadway

MAC: C7300-034

Denver, CO 80274

Attention: Tanya Ivie

Telephone: (303) 863-6102

Facsimile: (303) 863-2729

Electronic Mail: Tanya.R.ivie@wellsfargo.com

(Payment Instructions ):

Wells Fargo Bank, N.A.

ABA#: 121000248

Account #: 0296950720

Account Name: WLS Den (Ferrellgas LP)

Attention: Tanya Ivie

068800 000057 DALLAS 1872243.4

4

BNP PARIBAS

787 Seventh Avenue

New York, NY 10019

(Credit Contact):

BNP Paribas

Attention: Rick Wernli

Telephone: (212) 841-2142

Facsimile: (212) 841-2536

Electronic Mail: rick.wernli@americas.bnpparibas.com

(Operations Contact and Payment Instructions):

BNP Paribas

Attention: Dina Gnoffo

Telephone: (212) 841-2116

Facsimile	(212) 841-2536

Electronic Mail: dina.gnoffo@americas.bnpparibas.com

Name of Lender for Payment Instructions: BNP Paribas New York

ABA #: 026007689

Account #: 10313000103

Account Name: New York Loan Servicing

Reference: Ferrellgas, L.P.

(Legal Counsel and Draft Documentation Contact w/copies to RickWernli):

BNP Paribas

787 Seventh Avenue

New York, NY 10019

Attention: Christopher Carolan

Telephone: (212) 841-2501

Facsimile: (212) 841-2599

Electronic Mail: christopher.carolan@americas.bnpparibas.com

LASALLE BANK NATIONAL ASSOCIATION

135 South LaSalle Street

Chicago, IL 60603

(Credit Contact and Draft Documentation Contact):

LaSalle Bank N.A.

1 North Brentwood, Suite 950

St. Louis, MO 63105

Attention: James C. Binz

Telephone: (314) 613-1917

Facsimile: (314) 621-1612

Electronic Mail: James.c.binz@abnamro.com

068800 000057 DALLAS 1872243.4

5

(Operations Contact, L/C Contact and Payment Instructions):

LaSalle Bank N.A.

Attention: Caroline McDonald

One North Brentwood, Suite 950

St. Louis, MO 63105

Telephone: (314) 613-1911

Facsimile: (314) 621-1612

Electronic Mail: Caroline.mcdonald@abnamro.com

Name of Lender for Payment Instructions: LaSalle Bank National Association

ABA #: 071000505

Account #: 1378018

Account Name: Commercial Lending Department

(Legal Counsel):

Lathrop & Gage L.C.

2345 Grand Blvd.

Kansas City, MO 64108-2612

Attention: Scott Long

Telephone: (816) 460-5723

Facsimile: (816) 292-2001

Electronic Mail: Slong@lathropgage.com

SOCIETE GENERALE

1221 Avenue of the Americas

New York, NY 10020

(Credit Contact):

Societe General

1221 Avenue of the Americas

New York, NY 10020

Attention: Emmanuel Chesneau

Telephone: (212) 278-7011

Facsimile: (212) 278-7953

Electronic Mail: Emmanuel.chesneau@sgcib.com

(Operations Contact):

Societe Generale

560 Lexington Avenue

New York, NY 10022

Attention: Carmen Espinal

Telephone: (212) 278-7048

Facsimile: (212) 278-7343

Electronic Mail: Carmen.espinal@sgcib.com

(Payment Instructions):

Societe Generale

068800 000057 DALLAS 1872243.4

6

ABA #: 021004226

Account #: 9051422

Account Name: LSG (Loan Servicing Group)

Attention: Carmen Espinal/Ferrellgas

(Legal Counsel and Draft Documentation Contact):

Societe Generale

1221 Avenue of the Americas

New York, NY 10020

Attention: Alex Spiro

Telephone: (212) 278-6102

Facsimile:

Electronic Mail: alex.spire@us.socgen.com

U.S. BANK NATIONAL ASSOCIATION

4700 West 50th Place

2nd Floor

Roeland Park, KS 66205

(Credit Contact and Draft Documentation Contact):

Attention: Marty Nay

Telephone: (913) 261-5530

Facsimile: (913) 261-5531

Electronic Mail: marty.nay@usbank.com

(Operations Contact):

U.S. Bank National Association

400 City Center

Oshkosh, WI 54901

Attention: Connie Sweeney

Telephone: (920) 237-7604

Facsimile: (920) 237-7993

(Payment Instructions):

US Bank – Kansas City

ABA #: 101000187

Account #: 00003652160600

Account Name: Complex Credits

Reference: Ferrellgas LP

BANK OF OKLAHOMA, NATIONAL ASSOCIATION

One Williams Center

Tulsa, OK 74172

(Credit Contact):

Bank of Oklahoma, National Association

068800 000057 DALLAS 1872243.4

7

One Williams Center

Tulsa, OK 74172

Attention: T. Coy Gallatin

Telephone: (918) 588-6207

Facsimile: (918) 588-6880

Electronic Mail: TGallatin@bokf.com

(Operations Contact):

Sharon McLellan

Telephone: (405) 736-8940

Facsimile: (405) 736-8975

Electronic Mail: SMclellan@bokf.com

(Administrative Contact):

Rhonda Swanson

Telephone: (918) 588-6351

Facsimile: (918) 588-6880

Electronic Mail: Rswanson@bokf.com

(L/C Contact):

Chad Reynolds

Telephone: (918) 299-0516

Facsimile (918) 588-6026

Electronic Mail: CReynolds@bokf.com

(Payment Instructions):

Bank of Oklahoma

ABA#: 103900036

Account #: 1140518-9980

Account Name: Oklahoma Loans

Reference: Ferrellgas, L.P. ACBS: 5383056

Attention: Sharon McLellan

(Legal Counsel):

Gary McSpadden

500 Kennedy Bldg.

Tulsa OK 74103-3313

Telephone: (918) 592-9867

Facsimile: (918) 599-6360

Electronic Mail: mcspaddg@crowedunlevy.com

HIBERNIA NATIONAL BANK

313 Carondelet Street

New Orleans, LA 70130

068800 000057 DALLAS 1872243.4

8

(Credit and Draft Documentation Contact):

Attention: Julie Brent-Nosser

Telephone: (504) 533-5920

Facsimile: (504) 533-5344

Electronic Mail: jbnosser@hibernia.com

(Operations, Bid and L/C Contact):

Attention: Lisa L. Lobre

Telephone: (504) 533-2808

Facsimile: (504) 533-5344

Electronic Mail: llobre@hibernia.com

(Payment Instructions):

ABA#: 065000090

Account #: 0052036615

Account Name: Wire Suspense

Attention: Lisa Lobre Re: Ferrelgas

Reference: Ferrellgas, L.P.

(Payment Instructions):

ABA#: 065000090

Account #: 065000090

Account Name: Wire Suspense

Attention: Lisa Lobre Re: Ferrelgas L/C’s

Reference: Ferrellgas, L.P.

CREDIT SUISSE FIRST BOSTON CAYMAN ISLANDS BRANCH

Eleven Madison Avenue

New York, NY 10010

(Credit and Draft Documentation Contacts):

Attention: James P. Moran

Telephone: (212) 325-9176

Facsimile: (212) 743-1878

Electronic Mail: james.moran@csfb.com

Attention: Denise Alvarez

Telephone: (212) 538-0938

Facsimile: (646) 935-7806

Electronic Mail: denise.alvarez@csfb.com

(Operations Contacts):

Attention: Sonya Shillingford

Telephone: (212) 538-3361

Facsimile: (212) 538-6851

Electronic Mail: sonya.shillingford@csfb.com

Attention: Nirnala Durgana

068800 000057 DALLAS 1872243.4

9

Telephone: (212) 538-3525

Facsimile: (212) 538-8926

Electronic Mail: nirmala.durgano@csfb.com

(Payment Instructions):

Bank Name: The Bank of New York

ABA#: 021000018

Account #: 890-0387-742

Account Name: CSFB NY Loan Clearing

Reference: Ferrellgas, L.P.

FIFTH THIRD BANK

640 Pasquinelli Drive, 3rd Floor MD G25461

Westmont, IL 60559

(Credit Contact):

Attention: Janice Kriwanek

Telephone: (630) 468-8919

Facsimile: (630) 468-8950

Electronic Mail: Janice.kriwanek@53.com

(Draft Documentation Contact):

Attention: Anton Gust

Telephone: (630) 468-8914

Facsimile: (630) 468-8950

Electronic Mail: Anton.gust@53.com

(Operations Contact):

5050 Kingsley Drive, MD 1MOC2B

Cincinnati, OH 45263

Attention: Chris Grandy

Telephone: (513) 358-9245

Facsimile: (513) 358-0221

Electronic Mail: Chris.grnady@53.com

(Payment Instructions):

Bank Name: Fifth Third Bank

ABA#: 042000314

Account #: 89922553

Account Name: Commercial Loan Wires

Attention: Chris Grandy

LEHMAN COMMERCIAL PAPER INC.

745 7th Avenue, 16th Floor

New York, NY 10019

068800 000057 DALLAS 1872243.4

10

(Credit Contact – Credit, Legal and Financial Documents):

Attention: Frank Turner

Telephone: (212) 526-1463

Facsimile: (212) 758-1986

Electronic Mail: fturner@lehman.com

With a copy to:

Attention: LPG Loans

Telephone: (212) 526-7217

Facsimile: (646) 758-4665

Electronic Mail: lpgloans@lehman.com

(Loan Administration/Operations Contact):

Attention: Theresa Siu

Telephone: (212) 526-6560

Facsimile: (212) 520-0450

Electronic Mail: tsiu@lehman.com

(Payment Instructions):

Bank Name: Citibank NYC

ABA#: 021000089

Account #: 30434133

Account Name: LCPI Bank Loans

Attention: Ferrellgas LP

068800 000057 DALLAS 1872243.4

11

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date: ___________, _____

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Fifth Amended and Restated Credit Agreement, dated as of April 22, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Ferrellgas, L.P., a Delaware limited partnership (the “Borrower”), Ferrellgas, Inc., a Delaware corporation and the sole general partner of the Borrower (the “General Partner”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Swing Line Lender.

The undersigned hereby requests (select one):

[ ] A Borrowing of Committed Loans	[ ] A conversion or continuation of Committed Loans
1.	On	(a Business Day).
2.	In the amount of $	.
3.	Comprised of	.
[Type of Committed Loan requested]
4.	For Eurodollar Rate Loans: with an Interest Period of		months.

To the extent that the Committed Borrowing requested herein consists of Committed Loans, such Borrowing complies with the provisos to the first sentence of Section 2.01(a) of the Agreement.

To induce Lenders to make the Committed Borrowing requested herein, Borrower hereby represents, warrants, acknowledges, and agrees to and with Administrative Agent and each Lender that:

A.	The conditions specified in Sections 4.02 of the Agreement have been satisfied on and as of the date hereof; and
B.	The Committed Borrowing requested herein is allowed under each of the 1998 Note Purchase Agreement and the 2000 Note Purchase Agreement.

068800 000057 DALLAS 1872243.4

A - 1
Form of Committed Loan Notice

FERRELLGAS, L.P.

By:	Ferrellgas, Inc., as its general partner
By:
Name:
Title:

068800 000057 DALLAS 1872243.4

A - 2
Form of Committed Loan Notice

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date: ___________, _____

To:	Bank of America, N.A., as Swing Line Lender

Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Fifth Amended and Restated Credit Agreement, dated as of April 22, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Ferrellgas, L.P., a Delaware limited partnership (the “Borrower”), Ferrellgas, Inc., a Delaware corporation and the sole general partner of the Borrower (the “General Partner”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, an L/C Issuer, and Swing Line Lender.

The undersigned hereby requests a Swing Line Loan:

1.	On	(a Business Day).
2.	In the amount of $	.

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

FERRELLGAS, L.P.

By:	Ferrellgas, Inc., as its general partner
By:
Name:
Title:

068800 000057 DALLAS 1872243.4

B - 1

Form of Swing Line Loan Notice

EXHIBIT C

FORM OF NOTE

__________________________________

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Fifth Amended and Restated Credit Agreement, dated as of April 22, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranties. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

068800 000057 DALLAS 1872243.4

C - 1

Form of Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

FERRELLGAS, L.P.

By:	Ferrellgas, Inc., as its general partner
By:
Name:
Title:

068800 000057 DALLAS 1872243.4

C - 2

Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

068800 000057 DALLAS 1872243.4

C - 3

Form of Note

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: ______________,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Fifth Amended and Restated Credit Agreement, dated as of April 22, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Ferrellgas, L.P., a Delaware limited partnership (the “Borrower”), Ferrellgas, Inc., a Delaware corporation and the sole general partner of the Borrower (the “General Partner”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Swing Line Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the _______________________ of the General Partner, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the General Partner, the sole general partner of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.          Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section. Attached hereto as Schedule 2 is the consolidating financial statements required by Section 6.01(c) of the Agreement for such fiscal year, which were developed and used in connection with the preparation of such audited financial statements.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.          Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes. Attached hereto as Schedule 2 is the consolidating financial statements required by Section 6.01(d) of the Agreement for such fiscal quarter, which were developed and used in connection with the preparation of such audited financial statements.

2.          The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

068800 000057 DALLAS 1872243.4

D - 1

Form of Compliance Certificate

3.          A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[, to the best knowledge of the undersigned, during such fiscal period the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

--or--

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.          The representations and warranties of the Borrower contained in Article V of the Agreement, and any representations and warranties of the Borrower that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.          The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate. As required by the Agreement, these analyses and information apply only to the Borrower and its Restricted Subsidiaries and were prepared using the consolidating financial statements referred to above.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _____________________, ______________.

FERRELLGAS, L.P.

By:	Ferrellgas, Inc., as its general partner
By:
Name:
Title:

For the Quarter/Year ended ___________________(“Statement Date”)

068800 000057 DALLAS 1872243.4

D - 2

Form of Compliance Certificate

SCHEDULE 2

to the Compliance Certificate

for the Statement Date of ________________

I.	Section 7.17(b) – Interest Coverage Ratio.
A. Consolidated Cash Flow for four consecutive fiscal quarters ending on the above Statement Date (“Subject Period”):
1. Consolidated Net Income for Subject Period:	$
2. Extraordinary losses plus net losses realized in connection with any asset sales for Subject Period:	$
3. Provision for income taxes for Subject Period:	$
4. Consolidated Interest Expense for Subject Period:	$
5. Depreciation expenses for Subject Period:	$
6. Amortization expenses (including intangibles) for Subject Period:	$
7. Non-cash employee compensation expenses for Subject Period:	$
8. Synthetic Lease Principal Component for Subject Period:	$
9. Pro forma adjustment (see attached detail)	$
10. Consolidated Cash Flow (Lines I.A.1 + 2 + 3 + 4 + 5 + 6 + 7 + 8 + 9): B. Consolidated Interest Expense for Subject Period, with Pro Forma Adjustment (see attached detail):	$ $
C. Consolidated Interest Coverage Ratio (Line I.A.10 ¸ Line I.B):	to 1
Minimum Consolidated Interest Coverage Ratio	2.50 to 1.00

068800 000057 DALLAS 1872243.4

D - 3

Form of Compliance Certificate

II.	Section 7.17(a) Leverage Ratio.
A. Funded Debt (excluding Indebtedness under Accounts Receivable Securitizations permitted by the Credit Agreement) Plus Synthetic Lease Obligations on the Statement Date:	$
B. Consolidated Cash Flow for the [four or eight] consecutive fiscal quarters ending on the Statement Date: C. Add pro forma adjustment to interest expense	$
C. Leverage Ratio (Line II.A Line II.B):	to 1
Minimum Leverage Ratio	4.50 to 1.00

068800 000057 DALLAS 1872243.4

D - 4

Form of Compliance Certificate

EXHIBIT E

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Fifth Amended and Restated Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit, Guarantees and Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	______________________________
2.	Assignee:	______________________________ [and is an
Affiliate/Approved Fund of [identify Lender]]
3.	Borrower(s):	______________________________

4.          Administrative Agent: ______________________, as the administrative agent under the Credit Agreement

5.          Credit Agreement:        The Fifth Amended and Restated Credit Agreement, dated as of April 22, 2005, among Ferrellgas, L.P., Ferrellgas, Inc., the Lenders parties thereto, and Bank of America, N.A., as Administrative Agent.

068800 000057 DALLAS 1872243.4

E - 1

Form of Assignment and Assumption

6.	Assigned Interest:
Facility Assigned	Aggregate Amount of Commitment for all Lenders[1]	Amount of Commitment Assigned*	Percentage Assigned of Commitment[2]

____________________[3]	$________________	$________________	______________%
____________________	$________________	$________________	______________%
____________________	$________________	$________________	______________%

[7.	Trade Date:	__________________][4]

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

_________________________

1Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

2Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

3Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment.

4To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

068800 000057 DALLAS 1872243.4

E - 2

Form of Assignment and Assumption

[Consented to and]5 Accepted:

BANK OF AMERICA, N.A., as

Administrative Agent

By:	_________________________________
Title:

[Consented to:]6

FERRELLGAS, L.P.

By:	Ferrellgas, Inc., as its general partner

_________________________

5To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

6To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, L/C Issuers) is required by the terms of the Credit Agreement.

068800 000057 DALLAS 1872243.4

E - 3

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF APRIL 22, 2005, AMONG FERRELLGAS, L.P., FERRELLGAS, INC., BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT, AND THE LENDERS PARTY THERETO.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1.       Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.       Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section __ thereof, as applicable, and such other documents and information as it has deemed appropriate make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the

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obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.          Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.          General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

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EXHIBIT F

See attached.

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Form of Legal Opinion

April 22, 2005

Bank of America, N.A., as Administrative

Agent, and each of the Lenders party to the

Credit Agreement referred to below

901 Main Street

Dallas, Texas 75202

Ladies and Gentlemen:

We have acted as special counsel to Ferrellgas, L.P., a Delaware limited partnership (the "Borrower"), and Ferrellgas, Inc., a Delaware corporation (the "General Partner"), in connection with the Fifth Amended and Restated Credit Agreement dated as of April 22, 2005 (the "Credit Agreement") among the Borrower, the General Partner, each lender from time to time party thereto (the "Lenders"), each letter of credit issuer from time to time party thereto (the "L/C Issuers"), Bank of America, N.A., as administrative agent for the Lenders (in such capacity, the "Administrative Agent") and as Swing Line Lender, Wells Fargo Bank, N.A. and BNP Paribas, as Co-Documentation Agents and JPMorgan Chase Bank, NA, as Syndication Agent. In addition, we have acted as special counsel to (a) Blue Rhino Global Sourcing, LLC, a Delaware limited liability company ("Global Sourcing"), (b) Quickship, Inc., a Delaware corporation ("Quickship"), and (c) Uniflame Corporation, a Delaware corporation ("Uniflame," and together with Global Sourcing and Quickship, collectively referred to herein as the "Guarantors" and individually, a "Guarantor") in connection with the separate Amended and Restated Guaranties dated as of April 22, 2005 (collectively, the "Guaranties" and individually, a "Guaranty"). Capitalized terms that are used but not defined in this opinion letter have the meanings set forth in the Credit Agreement. This opinion is being delivered to you pursuant to Section 4.01(a)(v) of the Credit Agreement.

In rendering the opinions expressed below, we have examined the Credit Agreement, the Notes, the Guaranties and the Fee Letter (collectively, the "Opinion Documents"). We have also examined such corporate and partnership records of the Borrower, the Guarantors and the General Partner (collectively, the "Credit Parties" and individually, a "Credit Party"), certificates or telegrams of public officials and such other documents as we have deemed necessary as a basis for the opinions expressed below. In our examination, we have assumed the genuineness of all signatures, the authenticity of documents submitted to us as originals, and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon statements of governmental officials and upon representations made in or pursuant to the Credit Agreement and the other Opinion Documents and certificates of appropriate representatives of the Credit Parties.

In rendering the opinions expressed below, we have assumed (except as to Credit Parties) that all of the documents referred to in this opinion have been duly authorized by, have been executed and delivered by, and constitute legal, valid, binding and enforceable obligations of, all of the parties to such documents, that all signatories to such documents have been duly authorized and

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that all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon the foregoing, we are of the opinion that:

1.	Each Credit Party:

(a)                    is a corporation, partnership, or limited liability company as the case may be, duly formed or incorporated, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation; and

(b)                    has all requisite corporate, partnership, or limited liability company, as the case may be, power and authority necessary to own its assets, carry on its business as now being or as proposed to be conducted and to execute, deliver, and perform its obligations under the Opinion Documents to which it is a party and has all governmental licenses, authorizations, consents and approvals materially necessary to execute, deliver, and perform its obligations under the Opinion Documents to which it is a party.

2.                     The General Partner has been duly qualified or registered as a foreign corporation and is in good standing under the laws of each of the jurisdictions set forth in Schedule I hereto.

3.                      The Borrower has been duly qualified or registered as a foreign limited partnership to transact business in, and is in good standing under the laws of, each of the jurisdictions set forth on Schedule I hereto.

4.                      The execution, delivery and performance by the Borrower and the General Partner of the Credit Agreement and the other Opinion Documents to which the Borrower or the General Partner is a party, have been duly authorized by all necessary partnership action on behalf of the Borrower and all necessary corporate action on behalf of the General Partner.

5.                     The execution, delivery and performance by the Guarantors of their respective Guaranties have been duly authorized by all necessary corporate or limited liability company action, as applicable, on behalf of such Guarantor.

6.                      Each Credit Party has duly executed and delivered each of the Opinion Documents to which it is a party.

7.                      Each of the Credit Agreement and the other Opinion Documents to which the Borrower is a party constitutes the legal, valid, and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

8.                     Each of the Credit Agreement and the other Opinion Documents to which the General Partner is a party constitutes the legal, valid, and binding obligation of the General Partner, enforceable against General Partner in accordance with its terms.

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9.                      Each Guaranty constitutes the legal, valid, and binding obligation of the Guarantor party thereto, enforceable against such Guarantor in accordance with its terms.

10.                    No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required on the part of any Credit Party for the execution and delivery by it of, for borrowing by the Borrower under, or for the performance by such Credit Party of its respective agreements under, the Opinion Documents to which it is a party.

11.                    The execution and delivery by each Credit Party, the borrowing by the Borrower under, and the performance by each Credit Party of its respective obligations under, the Opinion Documents to which it is a party do not and will not (a) violate any law, rule, or regulation of the United States of America or the State of New York applicable to the Borrower or the General Partner, (b) violate any provision of the limited partnership agreement of the Borrower, the certificate of incorporation or bylaws of the General Partner, the limited liability company agreement of Global Sourcing, the certificate of incorporation or bylaws of Uniflame, or the certificate of incorporation or bylaws of Quickship, (c) result in a breach of, constitute a default under, require consent under, result in or require the creation of any lien on any property of any Credit Party, or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any agreement, instrument, or order set forth on the exhibits to Ferrellgas Partners, L.P.'s report on Form 10-K filed with the Securities and Exchange Commission on October 13, 2004 (such agreements, documents, and instruments having been identified to us by an officer of the General Partner as being the only material agreements, documents, and instruments binding upon the Credit Parties). Our opinion in clause (a) of this paragraph relates only to statutory laws and regulations that we, in the exercise of customary professional diligence, would reasonably recognize as being applicable to the Credit Parties or the transactions evidenced by the Credit Agreement and the other Opinion Documents.

12.                    To our current actual knowledge, (a) no Credit Party is an “Investment Company” or “controlled” by an “Investment Company” within the meaning of the Investment Company Act of 1940, and (b) no Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935.

13.                    The incurrence of the Borrower’s obligations under the Credit Agreement and the other Opinion Documents and the application of the proceeds thereof by the Borrower as provided for in the Credit Agreement and the other Opinion Documents do not violate Regulation T, Regulation U, or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such board.

14.                    To our current actual knowledge, there are no pending or threatened actions, suits, proceedings, or investigations against any Credit Party in any court or by or before any arbitrator or Governmental Authority, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

The foregoing opinions are, with your concurrence, also subject to the following comments and qualifications:

(a)                    The foregoing opinions are limited to matters involving the Federal laws of the United States, the laws of the State of New York, the General Corporation law of the State of Delaware, the Delaware Revised Uniform Limited Partnership Act, and the Delaware limited Liability Company Act, and we do not express any opinion as to the laws of any other jurisdiction.

(b)                    The opinions in paragraphs 2 and 3 are based solely on certificates of existence, certificates of compliance and certificates of good standing issued by the public authority or office of such states listed on Schedule I attached hereto.

(c)                    Our opinion as to the enforceability of the Credit Agreement and the other Opinion Documents is subject to: (i) the limitations of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other similar laws relating to the enforcement of creditors’ rights generally and (ii) general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), including concepts of materiality, reasonableness, good faith, and fair dealing. Furthermore, certain remedial provisions thereof may be limited by the laws of the State of New York and applicable laws of the United States of America, but such laws do not, in our opinion, make the remedies afforded thereby inadequate for the practical realization of the benefits intended to be provided thereby.

(d)                    We express no opinion as to the effect on the opinions herein stated of (i) the compliance or non-compliance of any party to any Opinion Documents (other than the Credit Parties) with any state, federal, or other laws or regulations applicable to it, (ii) the legal or regulatory status or the nature of the business of any such party, and (iii) the effect of the laws of any jurisdiction in which any Lender is located (other than the State of New York) that limit the interest, fees, or other charges such party may impose.

(e)                    We render no opinion with respect to provisions in the Credit Agreement and the other Opinion Documents regarding, or matters relating to, conclusive determinations, waivers of rights under the law to the extent such rights cannot be waived, rights of setoff, cumulative remedies, limitations of the right to cure, specific performance, powers of attorney relating to the power of the Administrative Agent to take actions on behalf of the Lenders (but excluding powers expressly granted to any such agent by any Credit Party under any Opinion Document to which such Credit Party is a party), limitations on waivers or modifications not in writing, severability of provisions, or the rights of third parties.

(f)                     We express no opinion as to any provision in any Opinion Document waiving the right to jury trial, choosing venue, granting exclusive jurisdiction to any court or arbitration procedure, relating to the subject matter jurisdiction of any Federal court, or waiving claims that any court is an inconvenient forum for proceedings.

(g)                    Provisions of the Credit Agreement and the other Opinion Documents providing for rights of contribution or indemnification of a party may not be legal, valid, binding, and enforceable under certain circumstances.

(h)                    Our opinion in paragraph 13 above is based upon the assumptions that the proceeds of borrowings under the Credit Agreement will be used by the Borrower as contemplated in the Credit Agreement.

(i)                     Whenever our opinion is based on circumstances or facts “to our current actual knowledge,” such phrase is intended to indicate that, during the course of our representation of the Credit Parties, no information that would give us current actual knowledge of the inaccuracy of the statements made in such sentence has come to our attention, and that we have obtained, discussed with appropriate representatives of the Credit Parties the contents of, and relied, as stated above in this opinion letter, upon certificates of appropriate representatives of the Credit Parties as to the matters covered by such certificates. However, except to the extent otherwise set forth above, we have not undertaken any independent inquiry to determine the accuracy of any such statement.

(j)                     In connection with the foregoing opinions we have assumed (i) the legal capacity of all natural persons executing the Opinion Documents or other documents, instruments, and certificates we have reviewed, (ii) that no undue influence, duress, fraud, or deceit exists with respect to the transactions contemplated in any Opinion Document and that there has not been any mutual mistake of fact or misunderstanding with respect to the same, (iii) that the conduct of the parties to any Opinion Document has complied with any requirement of good faith, fair dealing, and conscionability, (iv) that there are no agreements or understandings among the parties to any Opinion Document, written or oral, and there is no usage or trade or course of prior dealing among the parties to any Opinion Document, and (v) that, with respect to any other agreement or instrument executed in connection with the transaction contemplated by any Opinion Document, all of such other agreements and instruments create legal, valid, binding, and enforceable obligations of the parties thereto.

This opinion is solely for your benefit and for the benefit of subsequent assignees of your interests in the Opinion Documents. No other person or entity shall be entitled to rely on matters set forth herein without the express written consent of the undersigned. All of the opinions set forth herein are rendered as of the date hereof, and we assume no obligations to update such opinions or advise you of any changes in our opinion to reflect facts or circumstances which may hereafter come to our attention or any changes of law which may hereafter occur. This opinion is limited to the matters set forth herein. No opinion may be inferred or implied beyond the matters expressly stated in this letter.

Very truly yours,

Bracewell & Giuliani LLP

SCHEDULE I

TO BRACEWELL & GIULIANI LLP

OPINION LETTER

DATED APRIL 22, 2005

1. ARIZONA
2. ARKANSAS
3. COLORADO
4. DELAWARE
5. FLORIDA
6. GEORGIA
7. ILLINOIS
8. INDIANA
9. IOWA
10. KANSAS
11. KENTUCKY
12. LOUISIANA
13. MICHIGAN
14. MINNESOTA
15. MISSOURI
16. NEBRASKA
17. NEVADA
18. NORTH CAROLINA
19. OHIO
20. OREGON
21. TEXAS
22. WASHINGTON
23. WISCONSIN

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